As filed with the Securities and Exchange Commission on June 3, 2014

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MOJO ORGANICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	2030	26-0884348
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Mojo Organics, Inc. 101 Hudson Street, 21st Floor Jersey City, New Jersey 07302 (201) 633-6519	Glenn Simpson Chief Executive Officer Mojo Organics, Inc. 101 Hudson Street, 21st Floor Jersey City, New Jersey 07302 (201) 633-6519
(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Alan Miller, Esq.
Brian L. Ross, Esq.
Graubard Miller
The Chrysler Building
405 Lexington Avenue, 11th Floor
New York, New York 10174
Telephone: (212) 818-8800
Fax: (212) 818-8881

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities being registered	Amounts being registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share	2,016,484	$0.576	$1,161,494.78	$149.60
Common Stock, par value $0.0001 per share, underlying warrants	917,583	$0.576	$528,527.81	$68.07
TOTAL	2,934,067		$1,690,022.59	$217.67

(1)
This registration statement registers for resale by the selling stockholders an aggregate of 2,934,067 shares of common stock, par value $0.0001 per share. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also registers such additional shares of common stock of the registrant as may hereafter be offered or issued as a result of stock splits, stock dividends, or similar transactions.

(2)	Based upon the average of the high and low prices on the OTCQB Marketplace as of May 27, 2014, in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated June 3, 2014

MOJO ORGANICS, INC.

2,934,067 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders identified herein of up to 2,934,067 shares of our common stock, including 917,583 shares issuable upon the exercise of outstanding warrants.

The selling stockholders identified in this prospectus may offer the shares from time to time at market prices, negotiated prices or otherwise in public or private transactions, using any of the methods described in the section entitled “Plan of Distribution” beginning on page 27 of this prospectus. The timing and amount of any sale are within the sole discretion of the selling stockholders. We will not receive any of the proceeds from the resale by the selling stockholders of the shares offered by this prospectus, except that we may receive $835,000.53 upon the exercise of aforementioned warrants. We will pay all expenses incurred in effecting the registration statement of which this prospectus constitutes a part.

Our common stock trades on the OTCQB Marketplace under the symbol “MOJO.” The last sale price of our common stock on May 27, 2014 was $0.60 per share.

Investing in our common stock involves significant risks. See the section entitled “Risk Factors” beginning on page 4 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated __________ __, 2014

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements that follow. It may not contain all of the information that is important to you. You should read the entire prospectus, including the section entitled “Risk Factors” beginning on page 4, our financial statements and the related notes thereto, and the other documents to which this prospectus refers, before making an investment decision.

Unless the context otherwise requires references to “Mojo” or the “Company” and to “we,” “us” or “our” are to Mojo Organics, Inc., a Delaware corporation.

Our Business

Headquartered in Jersey City, New Jersey, the Company engages in product development, production, marketing and distribution of CHIQUITA TROPICALS™. CHIQUITA TROPICALS™ are 100% fruit juices produced under license agreement from Chiquita Brands L.L.C.

CHIQUITA TROPICALS™ contain zero added sugar and no preservatives.  They are naturally low sodium, vegan, naturally gluten free, non-genetically modified and kosher. We believe such attributes are what consumers want today in a beverage. CHIQUITA TROPICALS™ require no refrigeration before opening and, as a result of the way the juice is bottled, have a longer shelf life than most other bottled juices.

We launched commercial sales of our products during the second half of 2013.  We seek to grow market share for our products by establishing and expanding our distribution network through the relationships and efforts of our management and the establishment of third party distribution relationships, including relationships with national food brokers. We believe that our relationship with Chiquita brands and the use of the Chiquita name on our products will play an important role in consumers’ initial interest in our products.  We further believe that as consumers try our products, the Mojo Organics brand will become recognized as a provider of quality fruit juices and other products that provide good value, resulting in repeat business and customer loyalty.

Background of the Offering

In March 2014, the Company sold an aggregate of 2,016,484 shares of the Company’s common stock pursuant to subscription agreements in two concurrent offerings entered into with accredited investors. In the first offering, investors purchased an aggregate of 917,583 shares of common stock and immediately exercisable five-year warrants to purchase an aggregate of 917,583 shares of common stock with an exercise price of $0.91 per share. The Company received $835,000 from the first offering. In the second offering, one investor purchased 1,098,901 shares of common stock for $1,000,000 (or approximately $0.91 per share).

As a condition to the respective subscription agreements, the Company agreed to undertake the filing of a registration statement covering all shares of common stock sold in these offerings, including the shares of common stock issuable upon exercise of the warrants, no later than 70 days after the closing. The offerings closed on March 13, 2014.

The Offering

Common stock offered by selling stockholders	2,016,484 shares (1)
Common stock issued and outstanding prior to this offering	15,419,893 shares (2)
Plan of distribution
The shares of common stock covered by this prospectus may be sold by the selling stockholders in public or private transactions, using any of the methods described under the section entitled “Plan of Distribution” beginning on page 27.

Total proceeds raised by offering
We will not receive any proceeds from the resale by the selling stockholders of the shares offered by this prospectus, except that we may receive up to $835,000.53 upon the exercise of warrants the underlying shares of which are included in this prospectus.

OTCQB Symbol	MOJO
Risk factors
See the section entitled “Risk Factors” beginning on page 4 and the other information included in this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our common stock.

(1)	Includes 917,583 shares issuable upon the exercise of warrants. Upon exercise of these warrants, the selling stockholders may sell such shares pursuant to this prospectus.

(2)
Excludes (a) 1,114,777 shares issuable upon the exercise of warrants and (b) 210,000 shares issuable upon the exercise of currently stock options issued under the Company’s 2012 Long-Term Equity Incentive Plan, which we refer to herein as our “2012 plan”.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors described below as well as the other information contained in this prospectus before buying shares of our common stock. If any of the following risks or uncertainties occurs, our business, financial condition and operating results could be materially and adversely affected. As a result, the trading price of our common stock could decline and you may lose all or a part of your investment in our common stock. You should carefully consider all of the risks described below regarding the Company and its subsidiaries. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may materially and adversely affect our business operations.

Risks Related to our Business

We may not be successful in implementing our strategic priorities, which may have a material adverse impact on our business and financial results.

We are a relatively small company within the consumer juice product industry and only launched our first commercial product sales in mid-2013. We are largely dependent on third party suppliers and manufacturers for the ingredients comprising our products and for product production.  As a developing company, we will need to adopt and implement a strategic plan to increase awareness of our products, secure distribution channels, and foster and strengthen our supply, manufacturing and distribution relationships.  It is likely our strategic priorities will need to evolve over time and our business would be materially and adversely effected if we do not properly adapt our strategies to our changing needs and changes in the market.  There can be no assurance that we will be able to successfully implement our strategic priorities or whether these strategic priorities will be successful, and any failure to do so could impede our growth and operating results.

We have a history of net losses and will likely continue to incur losses in the near future.

We have incurred significant net losses since our inception and have only recently started to generate revenues from the commercial sales of our products.  We will likely continue to incur significant net losses in the near term and will continue to generate net losses if we cannot secure and expand adequate distribution channels for our products.  Accordingly, we cannot assure you that we will ever achieve profitability, or, if we should achieve profitability, that we would be able to sustain profitability.

We may need additional capital in the future to meet our financial obligations and to pursue our business objectives, which may not be available on favorable terms, or at all.

Our existing cash, cash equivalents and marketable securities will be sufficient to fund our operations for the next 12 months.  At that time, if we are not generating sufficient cash flow to internally fund operations and continue our planned growth, we will need to raise additional financing.  Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to fund our operations and the expansion of our marketing and sales efforts, which could harm our business and results of operations.    Financing, if any, may be in the form of debt or additional sales of equity securities, including common or preferred stock.  The incurrence of debt or the sale of preferred stock may result in the imposition of operational limitations and other covenants and payment obligations, any of which may be burdensome to us. The sale of equity securities, including common or preferred stock, may result in dilution to the current shareholders’ ownership.

Our business is largely predicated on our relationship with Chiquita Brands and an adverse change in this relationship would materially and adversely affect our business.

We produce all of our current products under our license agreement with Chiquita Brands, as described in this prospectus.  In the event the license agreement is terminated or not renewed at the end of its initial term, we would no longer be able to produce and market our Chiquita branded juice products.  While we would be able to produce juice products under our own name, Mojo Organics, using our own suppliers and manufacturers, in the event of a termination of our relationship with Chiquita, the inherent marketing and distribution value of the Mojo Organics brand related to the Chiquita brand would be lost and is it very likely that our business operations, product salability and financial performance would be materially and adversely effected, at least in the short term.

The challenges of competing with many well-established beverage companies businesses may result in reductions in our revenue and operating margins.

We compete with numerous beverage companies, including those marketing juice products as well as those marketing soft drinks and waters, on the basis of taste, quality, price and overall consumer experience. Our success will depend on our ability to secure distribution channels for our products, our ability to make consumers aware of our products and the general appeal and popularity of our products in the marketplace. Shifts in consumer preferences away from our products or our inability to develop new products that appeal to evolving consumer tastes and requirements could harm our business.  Most of our competitors or potential competitors have substantially greater financial and other resources than we do, which may allow them to secure more robust distribution channels and to react to changes in the market quicker than we can. In addition, aggressive or subsidized pricing by our competitors or the entrance of new competitors into our markets, could reduce demand for our products, which would adversely effect our business and financial performance.

We are subject to risks associated with regional weather climate

Regional weather climate conditions directly impact the Company by effecting the supply and cost of the ingredients used in our products.  For example, a poor growing season in any of the geographic regions from which we source the fruit used in the production of our juices would likely increase the cost we pay for such fruit and, in severe circumstances, could eliminate the supply entirely.  The potential impact of adverse climate conditions is almost impossible to predict and could have a material adverse impact on our business.

Competing demand and regional politics and economics effect our supply costs, which could adversely affect our operating results.

Availability of supply and the prices charged by the producers of the various ingredients used in our products can be effected by a variety of factors beyond regional weather, including the general demand by other product producers for the same fruits used by us in our products, and politics and economics in the regions in which our fruits are produced.  These factors may subject us to shortages or interruptions in product supplies, which could adversely affect our business. In addition, the quality of fruit we seek tends to trade on a negotiated basis, depending on supply and demand at the time of the purchase. An increase in pricing of any fruit that we use in our products could have a significant adverse effect on our margins. In addition, higher diesel and gasoline prices may affect the cost of transporting our supply, thereby increasing costs to us. Although we attempt to mitigate the risks of volatile commodity prices and allow greater predictability in pricing by entering into fixed price or to-be-fixed priced purchase commitments for a portion of our supply requirements, we cannot assure you that these activities will be successful or that they will not result in our paying substantially more for our fruit supply than would have been required absent such activities. Declines in sales may also adversely affect our business to the extent we have long-term purchase commitments in excess of our needs.

We have very limited internal distribution and marketing capabilities and are only in the early stages of building our distribution network.

We only launched our products commercially in mid-2013.  In order to be successful, we will need to establish relationships with numerous retail outlets through which our juice products can be sold.  While our products have been introduced into numerous retail stores, to date, we have entered into only a limited number of relationships with distributors and retail outlets for the sale of our products and have only recently started to generate revenues through sales.  We have extremely limited internal marketing and distribution capabilities and resources.  The placement of our products into commercial channels has, to date, been dependent upon the efforts of Glenn Simpson, our chief executive officer, and a limited number of third party distributors.  There can be no assurance that we will be successful in establishing a meaningful distribution network or that if the same is established that such network will result in profitable sales of our products.

We use a third party bottler for the production and bottling of our juices and, as such, are subject to such bottler’s production and quality control capabilities.

We use a third party bottler for the production and bottling of our juice products.  While we play an active role in the production of our products, general supervision of the production process lies with the third party bottler.  Accordingly, we are largely dependent on the bottler and its ability to meet production demands and to monitor and ensure product quality.  A failure of our bottler to produce our products in the capacity or to the standards required could materially and adversely affect our business.  While there are alternative bottlers in the event of a termination of our relationship with our current bottler for any reason, the movement of production to an alternative bottler would require significant time and expenditures to identify an adequate alternative bottler, negotiate the terms of our relationship with such alternative bottler and for machine retooling, implementation of production and capping sizes and technology and product recipe transfer.  In the event we are required to move production to a new third party bottler, our business could experience disruption and our business and financial condition could be adversely effected.

Our success depends on our ability to build the value of our own Mojo Organics brand and the continued value of the Chiquita brand.

We believe that we must establish the Mojo Organics brand as a provider of quality fruit juices and other products that provide consumers with good value in order to successfully grow our business.  We believe that our relationship with Chiquita brands and the use of the Chiquita name on our products will play an important role in consumers’ initial interest in our products.  Once familiar with our products, we believe that consumers will be attracted to repeat purchases of our products based on quality of taste, price (as compared to comparable juice products on the market) and ease of storage (no refrigeration is required before opening).  We cannot assure you, however, that we will be able to attract consumers initially to our products or that such consumers will return to our products.  Given our relationship with Chiquita, any decrease in the recogniziability of the Chiquita brand or any adverse perception of such brand would likely materially and adversely affect the value of our own brand and ability to sell our products. If our brand building initiatives are unsuccessful, or if business incidents occur which erode consumer perceptions of our brand (or the Chiquita brand), then the demand for our products would likely diminish.

We may not be able to adequately protect our intellectual property, which could harm the value of our brand and adversely affect our business.

Our intellectual property is material to the conduct of our business. Our ability to implement our business plan successfully depends in part on our ability to build further brand recognition using our trademarks, service marks, trade dress and other proprietary intellectual property, including our name and logos. If we fail to properly protect our intellectual property, or if any third party misappropriates or infringes on our intellectual property, the value of our brand may be harmed, which could have a material adverse effect on our business. While we have not encountered claims from prior users of intellectual property relating to our products, there can be no assurances that we will not encounter such claims. If so, this could harm our image, brands or competitive position and cause us to incur significant penalties and costs.

Our business and results may be subject to disruption from work stoppages, terrorism or natural disasters.

Our operations and the operations of our suppliers and bottler may be subject to disruption for a variety of reasons, including work stoppages, acts of war, terrorism, pandemics, fire, earthquake, flooding or other natural disasters. These disruptions can result in, among other things, lost sales when consumers stay home or are physically prevented from reaching stores, property damage, lost sales when stores are forced to close for extended periods of time and interruptions in supply when suppliers suffer damages or transportation is affected.

The unexpected loss of our chief executive officer or an inability to identify and secure qualified personnel as needed could adversely affect our business.

Our success currently depends substantially on the contributions and abilities of Glenn Simpson, our chief executive officer.  Our chief executive officer is currently responsible for the implementation of our operational strategies and priorities and the steps necessary to drive our growth.  While we have entered into an employment agreement with our chief executive officer, we cannot make any assurances that we can retain his services for the period necessary for us to achieve and sustain profitability. As we grow and expand our operations, any failure to recruit, retain, and motivate qualified additional personnel as necessary to implement our strategic priorities could adversely affect our business and results of operations. Competition for personnel in our industry is strong and the ability to hire and retain key employees can be difficult.

Litigation and publicity concerning food quality, health claims, and other issues can result in liabilities, increased expenses, distraction of management, and can also cause customers to avoid our products, which could adversely affect our results of operations, business and financial condition.

Food product businesses can be adversely affected by litigation and complaints from customers or government authorities resulting from food quality, health claims, allergens, illness, injury or other health concerns or operating issues stemming from one or more products. Adverse publicity about these allegations may negatively affect us, regardless of whether the allegations are true, by discouraging customers from buying our products.  In addition, the food services industry has been subject to a growing number of claims based on the nutritional content of food products they sell, and disclosure and advertising practices. We may also be subject to this type of proceeding in the future and, even if not, publicity about these matters may harm our reputation or prospects and adversely affect our results.  Due to the inherent uncertainties of litigation and regulatory proceedings, we cannot accurately predict the ultimate outcome of any such proceedings. An unfavorable outcome could have a material adverse impact on our business, financial condition and results of operations. In addition, regardless of the outcome of any litigation or regulatory proceedings, these proceedings could result in substantial costs and may require that we devote substantial resources to defend our company and could affect the future premiums we would be required to pay on our insurance policies. Further, changes in governmental regulations could have adverse effects on our business and subject us to additional regulatory actions.

Food safety concerns and instances of food-borne illnesses could harm our customers, result in negative publicity and cause the temporary closure of some stores and, in some cases, could adversely affect the price and availability of fruits and vegetables, any of which could harm our brand reputation, result in a decline in revenue or an increase in costs.

We consider food safety a top priority and are dedicated to ensuring that our customers enjoy high-quality, safe and wholesome products. However, we cannot guarantee that our internal controls (or the controls of our suppliers and bottler) will be fully effective in preventing all food-borne illnesses.  Our reliance on third-party suppliers, bottlers and distributors increases the risk that food-borne illness incidents (such as e. coli, hepatitis A, salmonella or listeria) could occur outside of our control. Instances of food-borne illnesses, whether real or perceived, and whether relating to our products or similar products of our competitors, could harm customers and otherwise result in negative publicity about us or the types of products we distribute, which could adversely affect revenue.

Food safety concerns and instances of food-borne illnesses and injuries caused by food contamination have in the past, and could in the future, adversely affect the price and availability of affected ingredients and cause customers to shift their preferences, particularly if we choose to pass any higher ingredient costs along to consumers. As a result, our costs may increase and our revenue may decline. A decrease in customer demand as a result of these health concerns or negative publicity could materially and adversely impact our business, financial condition and results of operations.

Failure of the Company’s internal control over financial reporting could harm its business and financial results.

Our management is responsible for establishing and maintaining effective internal control over financial reporting. Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of financial reporting for external purposes in accordance with accounting principles generally accepted in the United States. Internal control over financial reporting includes: (i) maintaining reasonably detailed records that accurately and fairly reflect our transactions; and (ii) providing reasonable assurance that we (a) record transactions as necessary to prepare the financial statements, (b) make receipts and expenditures in accordance with management authorizations, and (c) would timely prevent or detect any unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements. Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that we would prevent or detect a misstatement of our financial statements or fraud. Any failure to maintain an effective system of internal control over financial reporting could limit our ability to report our financial results accurately and timely or to detect and prevent fraud. A significant financial reporting failure could cause an immediate loss of investor confidence in us and a sharp decline in the market price of our common stock.

Risks Related to Our Securities

There is a limited trading market for our common stock and we cannot ensure that a more liquid market will ever develop or be sustained.

To date there has been a limited trading market for our common stock. We cannot predict how liquid the market for our common stock might become. Our common stock is quoted for trading on the OTCQB Marketplace.  While we may elect in the future to seek listing of our common stock on the NYSE, the NYSE MKT, The Nasdaq Capital Market or other national securities exchange, we may not ever be able to satisfy the initial listing standards for such exchange. We currently do not satisfy the initial listing standards, and cannot ensure that we will be able to satisfy such listing standards.  We cannot assure you that we will elect to apply to list our common stock, or that if we do apply, that our common stock will be accepted, for listing on any such exchange. Should we fail to satisfy the initial listing standards of such exchanges, or our common stock is otherwise rejected for listing and remain quoted on the OTCQB Marketplace or suspended from the OTCQB Marketplace, the trading price of our common stock could suffer and the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.  Furthermore, for companies whose securities are traded in the OTCQB Marketplace, it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to obtain needed capital.

Because our directors and executive officers, as a group, own a majority of our outstanding common shares, they can exert significant control over our business and affairs and have actual or potential interests that may depart from those of subscribers in the Offering.

Our directors and executive officers, as a group, currently own approximately 47.8% of our outstanding shares of common stock. As a result, in addition to their board seats and offices, such persons will have significant influence over and control all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the following actions:

•	to elect or defeat the election of our directors;

•	to amend or prevent amendment of our certificate of incorporation or bylaws;

•	to effect or prevent a merger, sale of assets or other corporate transaction; and

•	to control the outcome of any other matter submitted to our stockholders for vote.

Such persons’ stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Our certificate of incorporation allows for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

Future sales of our common stock in the public market could cause our share price to decline.

We are registering the resale of an aggregate of 2,934,067 shares of common stock on the prospectus of which this registration statement forms a part.  Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

            Possible additional issuances will cause dilution.

We currently have outstanding 15,419,893 shares of common stock, options to purchase a total of 210,000 shares of common stock and warrants to purchase a total of 1,114,777 shares of common stock. We are authorized to issue up to 190,000,000 shares of common stock and are therefore able to issue additional shares without being required under corporate law to obtain shareholder approval. If we issue additional shares, or if our warrantholders exercise their outstanding warrants, our other shareholders may find their holdings drastically diluted, which if it occurs, means that they will own a smaller percentage of our company.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

In connection with the filing of the resale registration statement of which this prospectus forms a part, we intend to voluntarily register our common stock under Section 12(g) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and even if we determine not to so register our common stock, we will become subject to the reporting requirements of the Exchange Act for at least the fiscal year in which the registration statement of which this prospectus forms a part is declared effective. As a public company, we will be subject to the requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act and other applicable securities rules and regulations.  Compliance with these rules and regulations is sometimes time-consuming and costly, increases demand on our limited resources and causes us to incur significant legal, accounting and other expenses. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. Although we have voluntarily filed Exchange Act reports in the past, we have historically had difficultly timely compiling the information necessary for such reports given our limited accounting staff and resources. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the national securities exchanges, establishes certain requirements for the corporate governance practices of public companies. For example, public companies are required to maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results.

In addition, pursuant to Section 404 of the Sarbanes-Oxley Act, we are required to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of each fiscal year end. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline. Because we are a smaller reporting company, our independent auditor will not be required to issue an attestation report regarding our internal control over financial reporting in the annual reports that we file with the SEC on Form 10-K. We will remain a smaller reporting company as long as the market value of our securities held by non-affiliates is below $75 million.

We do not intend to pay dividends for the foreseeable future, and as a result your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•	our business strategies;

•	our industry;

•	our distribution capabilities;

•	our supply sources;

•	our manufacturing relationships;

•	our ability to maintain adequate control of our expenses;

•	our ability to successfully expand our business, while maintaining high quality;

•	our ability to obtain additional working capital as and when needed;

•	our public securities’ potential liquidity and trading;

•	general economic conditions;

•	changing prices of product ingredients and commodities;

•	purchasing power of consumers; and

•	inflation in food prices, which may or may not be passed to consumers.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks and uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Potential investors should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any proceeds from the resale by the selling stockholders of the shares offered by this prospectus, except that we may receive up to $835,000.53 from the exercise of warrants, the underlying shares of which are offered for resale by this prospectus. Any such amounts will be used for general working capital purposes.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock to date. The payment of any dividends is within the discretion of our board of directors. It is the present intention of the board of directors to retain all earnings, if any, for use in the business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future. The payment of dividends in the future, if any, will be contingent upon our revenues and earnings, if any, capital requirements and our general financial condition.

MARKET PRICE FOR OUR SECURITIES

Our common stock is quoted on the OTCQB Marketplace under the symbol “MOJO.” The following table sets forth the high and low closing bid prices by quarter, based upon information obtained from inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions:

	High *	Low *
2014
First Quarter	$2.40	$1.10

2013
Fourth Quarter	$3.10	$1.86
Third Quarter	$5.20	$1.40
Second Quarter	$3.25	$0.59
First Quarter	$0.85	$0.45

2012
Fourth Quarter	$0.76	$0.32
Third Quarter	$0.80	$0.20
Second Quarter	$2.90	$0.45
First Quarter	$1.90	$0.70

* We effected a 1-for-10 reverse split in April 2013.  All of the share prices in the above table have been adjusted accordingly.

On May 27, 2014, the last reported sale price per share for our common stock was $0.60.  As of May 27, 2014, there were 110 stockholders of record of our common stock. We believe we have significantly more beneficial holders of our common stock.

BUSINESS

General

Headquartered in Jersey City, New Jersey, the Company engages in product development, production, marketing and distribution of CHIQUITA TROPICALS™. CHIQUITA TROPICALS™ are 100% fruit juices produced under license agreement from Chiquita Brands L.L.C.  CHIQUITA TROPICALS™ 100% fruit juices first became commercially available in the New York tri-state area in late July 2013 and on Amazon.com in August 2013. The Company currently produces four flavors: Banana Strawberry, Mango, Passion Fruit and Pineapple.

CHIQUITA TROPICALS™ contain zero added sugar and no preservatives.  They are naturally low sodium, vegan, naturally gluten free, non-genetically modified and kosher. We believe such attributes are what consumers want today in a beverage. CHIQUITA TROPICALS™ require no refrigeration before opening and, as a result of the way the juice is bottled, have a longer shelf life than most other bottled juices.

We believe in safe and sustainable corporate practices. We are proud to use Rainforest Alliance Certified fruits, which help the farmers and their families while being environmentally, socially and economically sustainable.

Production

The Company sources its ingredients and packaging from multiple suppliers on a contract basis.  The providers of the fruits used in our juices grow on a non-genetically modified basis. Our juices are produced without preservatives and without added sugar. MOJO believes that these fruit sources are of high quality and are an important part of the overall taste and quality of its juice products. The Company’s principal suppliers of ingredients and packaging are Chiquita Fruit Solutions, Wild Flavors and Graham Packaging, but the Company believes that adequate alternate suppliers exist in the event that one or more sources are unable or unwilling to provide MOJO with the fruit and ingredients needed to meet production demand.

MOJO currently produces and packages the CHIQUITA TROPICALS™ products through a third party production facility and other services provided on a contract basis. We use a contract toll filler at the current time to bottle and package our juice. Our contract filler uses flash pasteurization and aseptic technology to fill and package our products, which allows our products to be stored without refrigeration before opening. We also believe the process results in better taste and color. There are several contract fillers on the east coast, in the central states and on the west coast that can provide this service.

The Company believes that its current production and packaging arrangements are adequate for current and near-term anticipated demand for its products.  An important part of the Company’s overall strategy, however, will be the expansion of production capabilities and resources.

Distribution

We launched commercial sales of our products in mid 2013.   As of the date of this prospectus, we believe that our products are available in more than 825 retail outlets in 13 states.  Distribution is through third party distributors.  We also sell directly to large chain stores and through Amazon.com

We seek to grow market share for our products by establishing and expanding our distribution network through the relationships and efforts of our management and the establishment of third party distribution relationships, including relationships with national food brokers.

We believe that our relationship with Chiquita brands and the use of the Chiquita name on our products will play an important role in consumers’ initial interest in our products.  We further believe that as consumers try our products, the Mojo Organics brand will become recognized as a provider of quality fruit juices and other products that provide good value, resulting in repeat business and customer loyalty.

Intellectual Property

On August 15, 2012, the Company entered into a license agreement with Chiquita Brands L.L.C. for the use of Chiquita’s marks in the manufacture, sale, promotion, marketing, advertising and distribution of certain fruit juice products in select containers.  The license agreement grants the Company an exclusive license in Connecticut, New Jersey and New York and a non-exclusive license for all of the states in the United States not included in the exclusive license, plus Costa Rica, El Salvador, Guatemala, Honduras and Nicaragua.

The term of the license agreement is for seven years from July 2013, subject to the Company meeting certain minimum sales volume and/or minimum royalty payments. Termination of the license agreement would have a material and adverse impact on the Company’s business.

Our bottling method, which allows our product to have a longer shelf-life than other juices on the market without refrigeration, belongs to a third party equipment manufacturer.

Research and Development

Our research and development is typically performed by our suppliers. However, a contract consultant provided initial research and development respecting our juice formulas. We ultimately paid the consultant an aggregate of 88,301 shares of our common stock in exchange for his services pursuant to a restricted stock agreement between the consultant and us. These shares were issued in 2012 and vested in 2013.

Competition

The juice beverage market is highly competitive. Competitors in our market compete for brand recognition, ingredient sourcing, qualified personnel and product shelf space.  As a developing company, a majority of our competitors are more established and better capitalized than us. The juice beverage market is generally dominated by the largest beverage providers, including The Coca-Cola Company and PepsiCo, Inc. Many of our competitors enjoy significant brand recognition and consumer confidence and are able to readily secure shelf space and media attention for their products. Many of our competitors also have existing relationships with the same distribution channels and retailers through which we sell our products.  We intend to compete in the market by offering consumers affordable products that taste better and possess a longer shelf life than most products in the market.

Government Regulation

Juice products are governed by the U.S. Food and Drug Administration. As such, it is necessary for the Company to establish, maintain and make available for inspection records as well as to develop labels (including nutrition information) that meet federal food labeling requirements. The Company’s contracted production facilities are subject to many regulations, including Food Facility Registration, recordkeeping, Good Manufacturing Practice Requirements, reporting, preventive controls and inspections. We rely on these third parties to comply with these regulations when producing our juices.

Employees

As of May 27, 2014, the Company had two full-time employees. The Company mitigates the need for additional employees by using the services of contractors, consultants and other third-parties. For example, we use a third-party facility to produce our juice, contract with food brokers to represent our CHIQUITA TROPICALS™ to retail stores nationally and, in certain regions of the United States, utilize the services of direct sales and distribution companies that sell our products in their distribution channels. We also outsource our logistics to third-parties, which eliminates the need for employees to perform these roles.

Corporate History and Development

The Company was incorporated in the State of Delaware on August 2, 2007 under the name MOJO Shopping, Inc. for the purpose of developing an online retail business focused on marketing merchandise to young professionals. On April 28, 2011, the Company changed its name to MOJO Ventures, Inc.  On May 13, 2011, the Company closed a merger with Specialty Beverage and Supplement, Inc., a privately held Nevada corporation, pursuant to which Specialty Beverage and Supplement, Inc. merged with and into SBSI Acquisition Corp., a Nevada corporation and our wholly-owned subsidiary. Specialty Beverage and Supplement, Inc., incorporated in the State of Nevada on April 3, 2008, was engaged in the development of beverage products and vitamin supplements, such as energy drinks, sports drinks, wellness beverages, ready-to-drink iced teas and vitamin enhanced children’s drinks.

The Company entered into a split-off agreement dated October 27, 2011 with a newly organized, wholly owned subsidiary MOJO Organics Operating Company, Inc., a Delaware corporation then-known as MOJO Organics, Inc., SBSI Acquisition Corp. and certain stockholders of the Company.  In this transaction, all of the issued and outstanding shares of capital stock of SBSI Acquisition Corp. were assigned and transferred to certain stockholders in exchange for such holders surrender to the Company of an aggregate of 2,330,775 shares of its common stock for cancellation.  Such shares represented approximately 38% of the issued and outstanding shares of the common stock prior to the split-off with SBSI Acquisition Corp. As part of the split-off transaction, SBSI Acquisition Corp. assigned to us its Dispensing Cap and Pinch assets (including all related intellectual property) and retained all of its other assets and all liabilities, including its (and our former) principal office and distribution facilities in Holbrook, New York, as well as our other former subsidiary, Graphic Gorilla LLC. MOJO’s management has determined that the Dispensing Cap technology and brand name Pinch do not have viable commercial value and, as a result, we have no current plans to market or use these assets.

On December 28, 2011, we changed our name to MOJO Organics, Inc. to better reflect our focus on the natural and organic beverage markets.

The Company effected a one-for-ten reverse stock split of the issued and outstanding shares of common stock on April 1, 2013. The number of authorized shares and the par value of our common stock were not changed. All historical share references in this prospectus have been restated to reflect the reverse split.

Facilities

The Company maintains office space in Jersey City, NJ.  The Company leases the space from a third-party on a month-to-month basis at a current rate of $1,147 per month.

Legal Proceedings

We are not party to any pending or, to our knowledge, threatened legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes to those statements included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The Company’s actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this prospectus.

This section is organized as follows:

·	Critical Accounting Policies — Accounting policies that we believe are important to understanding the assumptions and judgments incorporated in our reported financial results and forecasts.
·	Results of Operations — Analysis of our financial results comparing the year ended December 31, 2013 to 2012 and the three months ended March 31, 2014 to 2013.
·
Liquidity and Capital Resources — Analysis of changes in our cash flows, and discussion of our financial condition and potential sources of liquidity for each of the periods presented in the financial statements included in this prospectus.

Overview

We believe that today’s consumers are seeking food products that are healthier, natural in flavor, do not contain preservatives and are non-genetically altered. The juice category in which CHIQUITA TROPICALS competes accounts for over one billion a year in sales. We believe consumers purchasing in this juice category expect the product to be grown and produced in an ethically environmentally sustainable way. However, the growth of natural, non-genetically altered fruits – a staple of our juice produces – may be adversely affected by changes in weather and other conditions that affect the yield of a crop. Since our product is a premium product, any economic downturn could decrease the buying power of our target consumers and have an adverse effect on our sales.  Additionally, increases in energy costs, labor costs, and world food supplies could have an adverse impact on the pricing and margins on our juice products. The occurrence of any of these events and conditions could materially impact our future sales, revenues and ability to expand our business.

Critical Accounting Policies

We have prepared our financial statements in conformity with accounting principles generally accepted in the United States, which requires management to make significant judgments and estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. We base these significant judgments and estimates on historical experience and other applicable assumptions we believe to be reasonable based upon information presently available. These estimates may change as new events occur, as additional information is obtained and as our operating environment changes. These changes have historically been minor and have been included in the financial statements as soon as they became known. Actual results could materially differ from our estimates under different assumptions, judgments or conditions.

All of our significant accounting policies are discussed in Note 2, Summary of Significant Accounting Policies, to our financial statements, included elsewhere in this Annual Report. We have identified the following as our critical accounting policies and estimates, which are defined as those that are reflective of significant judgments and uncertainties, are the most pervasive and important to the presentation of our financial condition and results of operations and could potentially result in materially different results under different assumptions, judgments or conditions.

We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our financial statements:

Use of Estimates — The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States ("GAAP"). Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Stock-based Compensation — ASC Topic 718, “Accounting for Stock-Based Compensation” prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights.

ASC Topic 718 requires employee compensation expense to be recorded using the fair value method. The Company accounts for employee stock based compensation in accordance with the provisions of ASC Topic 718. For non-employee options and warrants, the company uses the fair value method as prescribed in ASC Topic 718.

Determining the appropriate fair value of the stock-based compensation requires the input of subjective assumptions, including the expected life of the stock-based payment and stock price volatility. The Company uses the Black-Scholes option-pricing option model to value its stock option awards which incorporate the Company’s stock price, volatility, U.S. risk-free rate, dividend rate, and estimated life.

Fair Value of Financial Instruments — Our short-term financial instruments, including cash, accounts payable and other liabilities, consist primarily of instruments without extended maturities. We believe that the fair values of our current assets and current liabilities approximate their reported carrying amounts.

Recent Accounting Pronouncements

Recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC, did not, or are not believed by management, to have a material impact on the Company's present or future financial statements.

 Results of Operations

Years Ended December 31, 2013 and 2012

Revenues

The Company commenced production of CHIQUITA TROPICALS™ in June 2013 and began selling its products in late July 2013 in the New York tri-state area.  Revenues from its four exotic juices for the year ended December 31, 2013 were $159,144. The Company had no revenues for the year ended December 31, 2012.

Cost of Revenues

Cost of Revenues includes production costs and raw material costs.  For the year ended December 31, 2013, cost of revenues was $139,741, or 88% of sales.

Operating Expenses

For the year ended December 31, 2013, operating expenses were $2,791,761, an increase of $1,193,695 or 75% over operating expenses for the year ended December 31, 2012 of $1,598,066.  This increase was primarily the result of our launching commercial operations in the year ended December 31, 2013 and consisted primarily of  increases in (a) advisory service fees and consulting fees, which were paid in stock, with the vested portion thereof having a fair market value of $964,162 for the year ended December 31, 2013 as compared to $157,500 during the year ended December 31, 2012,  (b) marketing, promotional, licensing and related fees, which were $381,081 for the year ended December 31, 2013 as compared to zero during the year ended December 31, 2012 and  (c) salaries and related payroll fees, which were $321,622 during the year ended December 31, 2013 as compared to $81,839 during the year ended December 31, 2012.

Three Months Ended March 31, 2014 and 2013

Revenues

During the three months ended March 31, 2014, the Company reported revenue of $85,478. Sales were primarily comprised of initial orders from major grocers, distributors and direct sales distributors in the southwest, mid-Atlantic and northeast states, respectively. There were no sales for the three months ended March 31, 2013.

Cost of Revenues

Cost of Revenues includes production costs and raw material costs.  For the three months ended March 31, 2014, cost of revenues was $80,631 or 94% of sales. There was no cost of revenues for the three months ended March 31, 2013.

Operating Expenses

For the three months ended March 31, 2014, operating expenses were $1,460,036, an increase of $939,534 or 181% over operating expenses for the three months ended March 31, 2013 of $520,502.  Stock-based compensation costs, which consist of charges to income for vesting in connection with restricted stock issuances, stock options and warrants, were $874,434 for the three months ended March 31, 2014, compared to $427,154 for the corresponding period in 2013.  This increase of $447,280 represents 48% of the increase in total operating expenses.  Advisory service fees and consulting fees, which were primarily paid in stock and warrants, consisted of 32% of the increase.  During the three months ended March 31, 2014, the Company incurred $299,836 in advisory service and consulting fees.  There were no fees for the three months ended March 31, 2013.    Marketing, promotional, selling and licensing fees were $116,839 for the three months ended March 31, 2014, compared to $0 for the corresponding period in 2013.  This increase represents 12% of the total increase in operating costs.

Net Loss

For the three months ended March 31, 2014 and 2013, the Company had net losses of $1,455,189 and $523,646, respectively.  This increase in net loss of $931,543 is primarily attributable to the increase in operating expenses.

Liquidity and Capital Resources

During the year ended December 31, 2013, the Company received cash proceeds of $412,134 from the sale of its Series A Convertible Preferred Stock.  In addition, cash proceeds of $448,681 were realized as a result of the Company’s private placement offering in May and June 2013.  The aggregate amount realized from these two offerings was $860,815.  The Company utilized the majority of these funds for the development and production of its first production runs, as well as to promote and market the business.  Additionally, the Company used some of the funds for administrative costs, including legal fees, audit fees and compensation costs.

During the three months ended March 31, 2014, the Company received cash proceeds of $1,835,000 from the sale of Common Stock and warrants to purchase Common Stock in concurrent private placements consummated in March 2014. As of March 31, 2014, the Company had working capital of $1,496,097.

Working Capital Needs

As a result of the financing in March 2014, the Company believes it has sufficient cash to fund the operations of the Company for the next twelve months.  Our business prospects are difficult to predict, however, due to our limited operating history.  Our auditors have included an explanatory paragraph in their report on our consolidated financial statements relating to the uncertainty of our business as a going concern, due to our limited operating history and our lack of historical profitability.

Changes in Accountants

On April 25, 2013, Friedman LLP was dismissed as the Company’s independent registered public accounting firm. As of April 25, 2013, the Company engaged Liggett, Vogt & Webb, P.A. as its new independent registered public accounting firm. During the period of Friedman LLP’s engagement, there were no disagreements with Friedman LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of Friedman LLP, would have caused it to make a reference to the subject matter of the disagreement(s) in connection with its reports covering such periods. In addition, no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K, occurred within the period of Friedman LLP’s engagement.

MANAGEMENT OF THE COMPANY

Executive Officers and Directors

Below are the names and certain information regarding our current executive officers and directors:

Name	Age	Title
Glenn Simpson	61	Chief Executive Officer, Chairman and Director

Jeffrey A. Devlin	67	Director

Richard X. Seet	47	Director

Peter Spinner	44	Director

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Biographical information of each current officer and director is set forth below.

Glenn Simpson has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since October 2011.  Mr. Simpson joined the Company in October 2011.  He has extensive experience in the beverage industry.   Mr. Simpson was Vice President and Chief Financial Officer of Coca-Cola Bottlers, Inc. in Tashkent, Uzbekistan from 1995 to 2000.  His primary responsibilities included corporate strategy and supervision of bottling and distribution operations.  His accomplishments included growing revenues from a base at $5 million to over $160 million annually.  The company was awarded “Bottler of the Year” by The Coca-Cola Company for two consecutive years under his leadership based upon product quality and revenue growth. From 2009 to 2011, Mr. Simpson was engaged in beverage projects on a consulting basis in Russia and Afghanistan.  Mr. Simpson is a Certified Public Accountant and holds an MBA from Columbia University School of Business.

Jeffrey A. Devlin has served on the Board of Directors of the Company since January 2012. Mr. Devlin has over 25 years of advertising and business development experience.  Since 2002, Mr. Devlin has been an Executive Producer and Partner of Original Films, a well-known film and television production company.  Mr. Devlin also currently serves as Senior Vice President of production and integrated programming for Arkleus Broadcasting Corp. and as a director of XA Experiential Agency. He has held various other executive and creative positions over the course of his advertising career, including launching the introduction of Diet Coke for The Coca-Cola Company.  Mr. Devlin currently serves on the board of directors of a number of private organizations, as well as on the board of directors of two publicly traded companies: CMG Holdings and Location Based Technologies, Inc.  Mr. Devlin received a Bachelor’s degree from Bethel University.

Richard X. Seet has served on the Board of Directors of the Company since May 2012.  Mr. Seet also served as our Executive Vice President from October 2012 through March 2013.  Since 1999, Mr. Seet has served as Chairman of RXS Enterprises, LLC. There he founded three media companies, all backed by major private equity firms or strategic industry investors.  From 1995 to 1999, he was a principal with the Carlyle Group.  From 1996 to 1999, Mr. Seet served as an Advisory Director of Kerry Beverages Limited, a joint venture between the Kerry Group and the Coca-Cola Company. The company operated a network of eleven bottling plants throughout China. As a Research Associate at Harvard Business School, Mr. Seet authored two case studies examining the competitive strategies of Coke and Pepsi in China and India.  He serves on the board of directors of several privately held companies.  Mr. Seet received his Bachelor of Science degree from the Massachusetts Institute of Technology and his PhD in molecular genetics from Harvard University.

Peter Spinner joined the Board of Directors of the Company in March 2014.  He is the founder and managing director of Wyatts Torch Equity Partners LP, a family business focused on public and private investments in the food and beverage industry. As General Partner and Portfolio Manager of Wyatts Torch Equity Partners LP since 2011, Mr. Spinner is responsible for investing the assets of the Partnership.   From 2009 until Wyatts Torch Equity Partners LP was founded in 2011, Mr. Spinner was the managing partner of Ardent Asset Management, a money management firm based in New York City.  From 2000 to 2009, Mr. Spinner was a portfolio manager and an equity analyst at Trellus Capital Management focusing on technology, media and telecommunications. During his tenure at Trellus Capital Management, assets under management expanded from $100 million to $2 billion. Prior thereto, Mr. Spinner has also previously served as an analyst and portfolio manager at Irvine Capital and Forstmann, Leff Associates. He began his career at Salomon Brothers Inc. in the equity trading division. Mr. Spinner received his undergraduate degree from Franklin and Marshall College and his MBA from Fordham University.

Director Independence

We are not currently subject to listing requirements of any national securities exchange or inter-dealer quotation system which has requirements that a majority of the board of directors be “independent” and, as a result, we are not at this time required to (and we do not) have our Board of Directors comprised of a majority of “Independent Directors.”

Our Board of Directors has considered the independence of its directors in reference to the definition of “independent director” established by the Nasdaq Marketplace Rule 5605(a)(2). In doing so, the Board of Directors has reviewed all commercial and other relationships of each director in making its determination as to the independence of its directors. After such review, the Board of Directors has determined that Mr. Devlin and Mr. Spinner qualify as independent under the requirements of the Nasdaq listing standards.

Code of Ethics

We have adopted a written code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. We believe that the code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code. To request a copy of the code of ethics, please make written request to our Company at 101 Hudson Street, 21st Floor, Jersey City, New Jersey 07302.

Corporate Governance

We do not have separate standing audit, nomination or compensation committees. Given the present size of our board it is not practical for us to have committees. Moreover, we do not believe it is necessary for our board of directors to appoint such committees, or have a separately designated lead director, because the volume of matters that come before the board of directors for consideration permits the full board to give sufficient time and attention to such matters to be involved in all decision making. If we are able to grow our business and increase our operations, we intend to expand the size of our board and allocate responsibilities accordingly.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

The following table sets forth information concerning the total compensation paid or earned by each of our named executive officers (as defined under SEC rules).

Summary Compensation Table
Name and Principal Position	Year	Salary		Stock Awards		Option Awards		Total
Glenn Simpson	2013	$222,000	(1)	$663,148	(3)	$48,301	(5)	$933,449
Chief Executive Officer and Chairman	2012	$55,000	(2)	$641,999	(4)	-		$696,999

(1)
In lieu of a cash payment of $55,000 of salary earned during the first quarter of 2013, Mr. Simpson elected to receive shares of Series A Convertible Preferred Stock at a price of $4.00 per share pursuant to the terms of an Amended and Restated Securities Purchase Agreement described in Note 8 to the Consolidated Financial Statements included in this prospectus.  Each share of Series A Convertible Preferred Stock was convertible into a number of shares of common stock determined by dividing $4.00 by the conversion price of $0.40.  Mr. Simpson made such election on March 29, 2013.  Mr. Simpson received 13,750 shares of Series A Convertible Preferred Stock for this election, which were later converted into 137,500 shares of common stock.

In a separate private placement commenced by the Company in May 2013, Mr. Simpson elected to convert $20,000 of unpaid salary into 50,000 shares of common stock, at a price of $0.40 per share on the same terms as the other investors in the offering.

In addition to the aforementioned items, Mr. Simpson agreed to accept shares of common stock in lieu of a cash payment of his base salary equal to $88,000 in 2013.  Accordingly, Mr. Simpson was issued 37,637 shares of common stock, which were issued based upon the last sales price of the common stock on the last trading day of the month for which base salary was owed.

(2)
In lieu of a cash payment of $55,000 of salary earned during 2012, Mr. Simpson elected to receive shares of Series A Convertible Preferred Stock at a price of $4.00 per share pursuant to the terms of the Amended and Restated Securities Purchase Agreement described in Note 8 to the Consolidated Financial Statements included in this prospectus.  Each share of Series A Convertible Preferred Stock was convertible into a number of shares of common stock determined by dividing $4.00 by the conversion price of $0.40.  Mr. Simpson made such election on March 29, 2013.  Mr. Simpson received 13,750 shares of Series A Convertible Preferred Stock for this election, which were later converted into 137,500 shares of common stock.

(3)
On December 4, 2013, pursuant to our 2012 plan, the Company issued 308,441 shares of restricted common stock valued at the then fair market value of $2.15 per share.  In accordance with the provisions of ASC Topic 718, compensation expense of $663,148 is recorded over the vesting period of the shares.

(4)
On May 21, 2012, the Company issued 2,365,815 shares of restricted common stock valued at the then fair market value of $1.40 per share.  In accordance with the provisions of ASC Topic 718, compensation expense is recorded over the vesting period of the shares.

(5)
On July 1, 2013, the Company granted Mr. Simpson incentive stock options to purchase 100,000 shares of common stock pursuant to the 2012 plan.  The exercise price of the options is $2.07 per share.  The options become exercisable July 1, 2014 and expire July 1, 2015.

The Company has no other plans in place and has never maintained any plans that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax-qualified deferred contribution plans and nonqualified deferred contribution plans.

Employment Agreements

The Company entered into an employment agreement with Glenn Simpson on March 1, 2013. In his capacity as Chief Executive Officer and Chairman, Mr. Simpson is entitled to a monthly salary of not less than $18,500 and an annual bonus based upon performance goals established and approved by the Board of Directors.  Pursuant to the employment agreement, his term ends on February 28, 2018, but the employment agreement may be terminated prior to such date, upon Mr. Simpson’s death, disability, by the Company for “Cause” (as defined in the employment agreement), by Mr. Simpson for “Good Reason” (as defined in the employment agreement) and voluntarily by Mr. Simpson (other than for “Good Reason”) upon 30 days’ notice.  Upon termination by the Company for any reason other than “Cause” or by Mr. Simpson for “Good Reason,” Mr. Simpson will receive any accrued but unpaid salary through the date of termination and an amount equal to his salary at the time of termination payable for the remainder of the then-current term.  Upon termination by reason of Mr. Simpson’s death or disability, he will receive any accrued but unpaid salary through the date of termination and an amount equal to his salary at the time of termination payable for 1 year beginning 30 days after the date of termination. Upon termination by the Company for “Cause” or voluntarily by Mr. Simpson for other than Good Reason, he will receive only accrued but unpaid salary through the date of termination.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding stock options held by our named executive officer at December 31, 2013.

	Option awards				Stock awards
Name (a)	Number of securities underlying unexercised options (#) unexercisable (c)		Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)		Market value of shares of units of stock that have not vested ($) (h)
Glenn Simpson	100,000	(1)	$2.07	July 1, 2015	2,674,256	(2)	$6,685,640

(1)	The stock options become exercisable on July 1, 2014.

(2)
Of such shares that have not yet vested, 308,411 shares will vest on December 4, 2014.  The balance of 2,365,815 shares will vest in three equal installments on January 2, 2015, January 2, 2016 and June 30, 2016.

Director Compensation

None of the non-employee directors receive cash compensation for serving as such or for special assignments. Board members are not reimbursed for expenses incurred in connection with attending meetings.  During the year ended December 31, 2013, except as set forth below, there were no arrangements that resulted in our making payments to any of our non-employee directors for any services provided to us by them as directors.

Name	Stock awards (1) ($)	Option awards (2) ($)	Total ($)
Jeffrey A. Devlin	$215,000	$5,314	$220,314
Richard X. Seet	$215,000	$23,668	$238,668

(1)
On December 4, 2013, the Company granted Mr. Devlin and Mr. Seet 100,000 shares each of restricted common stock pursuant to the 2012 plan.  The fair market value on the grant date was $2.15 per share. These shares vest on December 4, 2014.

(2)
On July 1, 2013, the Company granted Mr. Devlin and Mr. Seet stock options pursuant to the 2012 plan in the amount of 11,000 and 49,000 shares, respectively.  On the date of grant, the fair market value of the common stock of the Company was $1.80.  The exercise price of the stock options was calculated at 115% of the fair market value, or $2.07 per share.

Indemnification of Directors and Executive Officers and Limitation of Liability

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

We have entered into indemnification agreements with each of our directors and executive officers whereby we have agreed to indemnify, and advance expenses to, each indemnitee to the fullest extent permitted by applicable law.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Certificate of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Equity Compensation Plans

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	210,000	$2.07	976,559
Equity compensation plans not approved by security holders	—	—	—
Total	210,000	$2.07	976,559

On February 22, 2013, the 2012 plan was adopted by the Board of Directors, subject to stockholder approval. Our stockholders approved the 2012 plan on March 29, 2013. The 2012 plan provides the Company with the ability to issue stock options, stock appreciation rights, restricted stock and/or other stock-based awards for up to an aggregate of 2,050,000 shares of common stock.  As of April 14, 2014, (i) stock options to purchase 210,000 shares of the Company’s common stock and (ii) 1,073,441 shares of restricted common stock had been issued to directors and employees under the 2012 plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 22, 2011, the Company issued an aggregate of 487,666 restricted shares of its common stock valued at $1,710,334, to Peter Scalise III, Scott Ferrari, Duncan Weir, Richard Hall, and Neil Rosenberg, each of whom was an officer or director of the Company at the time. All of the shares were contributed back to the Company as consideration in connection with the split-off of SBSI Acquisition Corp. described elsewhere in this prospectus and have been cancelled and returned to the Company’s authorized but unissued common stock.

In 2012, certain officers and directors of the Company advanced funds to the Company for payment of operating expenses.  On May 1, 2012, the Company issued a note payable to Mr. Simpson for $15,000 in connection with an advance. The note bore interest at a rate of 10% per annum, with a maturity date of September 15, 2013. On August 17, 2012, Mr. Seet was issued a note payable for $7,500, with an interest rate of 8% per annum, and a maturity date of September 15, 2013. Mr. Simpson and Mr. Seet exchanged their notes payable for 3,750 and 1,875 shares of Series A Convertible Preferred Stock, respectively.  The Series A Convertible Preferred Stock subsequently converted into shares of the Company’s common stock.  See the section of this prospectus entitled “Description of Securities—Preferred Stock” for more information about the Series A Convertible Preferred Stock.

Prior to Peter Spinner’s appointment as a director, Wyatts Torch Equity Partners LP, an affiliate of Mr. Spinner, purchased an aggregate of 1,648,352 shares of common stock and five-year immediately exercisable warrants to purchase 549,451 shares of common stock in the Company’s concurrent private placements consummated in March 2014. Wyatts Torch Equity Partners, LP’s purchases were made pursuant to subscription agreements on the same terms as other investors in the concurrent offerings. See Note 10 to our Consolidated Financial Statements included in this prospectus for more information about the March 2014 private placements.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of May 27, 2014 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	our named executive officer;

•	each of our directors; and

•	all of our executive officers and directors as a group.

The beneficial ownership of each person was calculated based on 15,419,893 shares of our common stock outstanding as of May 27, 2014, according to the record ownership listings as of that date, the beneficial ownership reports filed by 5% beneficial owners with the SEC and the verifications we solicited and received from each director and executive officer. The SEC has defined “beneficial ownership” to mean more than ownership in the usual sense. For example, a person has beneficial ownership of a share not only if he owns it in the usual sense, but also if he has the power (solely or shared) to vote, sell or otherwise dispose of the share. Beneficial ownership also includes the number of shares that a person has the right to acquire within 60 days of May 27, 2014, pursuant to the exercise of options or warrants or the conversion of notes, debentures or other indebtedness, but excludes stock appreciation rights. Two or more persons might count as beneficial owners of the same share. Unless otherwise noted, the following persons have sole voting and sole investment power with regard to the shares beneficially owned by them.

Name Of Owner	Number Of Shares Owned		Percentage Of Common Stock (1)
Glenn Simpson Chief Executive Officer and Chairman	3,397,665	(2)	21.9%

Jeffrey A. Devlin Director	450,926	(3)	2.9%

Richard X. Seet Director and Former Executive Vice President	1,486,004	(4)	9.6%

Peter Spinner Director	2,456,257	(5)	15.2%

All Executive Officers and Directors as a Group (4 persons)	7,790,850	(6)	47.8%

(1)
Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of May 27, 2014 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2)
Includes (i) 2,365,815 shares of restricted common stock, which shares vest in three equal installments on January 2, 2015, January 2, 2016 and June 30, 2016; (ii) 308,441 shares of restricted common stock which vest on December 4, 2014; (iii) 200,000 shares of restricted common stock which vest on March 17, 2015 and (iv) 100,000 shares of common stock underlying a stock option granted pursuant to the Company’s 2012 plan, which option becomes exercisable July 1, 2014.

(3)
Includes (i) 264,925 shares of restricted common stock, which shares vest in three equal installments on January 2, 2015, January 2, 2016 and June 30, 2016; (ii) 100,000 shares of restricted common stock which vest on December 4, 2014; (iii) 75,000 shares of restricted common stock which vest on March 17, 2015 and (iv) 11,000 shares of common stock underlying a stock option granted pursuant to the 2012 plan, which option becomes exercisable in July 2014.

(4)
Includes (i) 1,165,253 shares of restricted common stock, which shares vest upon achievement of performance goals; (ii) 100,000 shares of restricted common stock which vest on December 4, 2014; (iii) 75,000 shares of restricted common stock which vest on March 17, 2015 and (iv) 49,000 shares of common stock underlying a stock option granted pursuant to the 2012 plan, which option becomes exercisable in July 2014.

(5)
Includes (i) 1,648,352 shares of common stock held by Wyatts Torch Equity Partners LP, an entity of which Mr. Spinner is the general partner and portfolio manager; (ii) 75,000 shares of restricted common stock which vest on March 17, 2015 and (iii) 732,905 shares of common stock underlying currently exercisable warrants held by Wyatts Torch Equity Partners LP.

(6)
Includes (i) 4,729,434 shares of restricted common stock, subject to the vesting conditions described above; (ii) 732,905 shares of common stock underlying warrants, as described above and (iii) stock options to purchase 160,000 shares of common stock, as described above.

SELLING STOCKHOLDERS

The selling stockholders may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to “selling stockholders” in this prospectus, we mean the individuals and entities listed in the table below, and the pledges, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in shares of our common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholders for whom we are registering shares for resale to the public, and the number of shares of common stock that the selling stockholders may offer pursuant to this prospectus.

Based on the information provided to us by the selling stockholders and as of the date the same was provided to us, assuming that the selling stockholders sell all of the shares of our common stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling stockholders will not own any shares other than those appearing in the column entitled “Number of Shares of Common Stock Owned After the Offering.” We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of common stock. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

The percentage of common stock owned prior to and after the offering by each selling stockholder was calculated based on 15,419,893 shares of our common stock outstanding as of May 27, 2014.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to the Offering (1)	Percentage of Common Stock Owned Prior to the Offering	Number of Shares of Common Stock Offered in the Offering	Number of Shares of Common Stock Owned After the Offering (2)	Percentage of Common Stock Owned After the Offering
Zu Ladak	109,890	0.7%	109,890	0	0
William Lisecky	54,946	0.4%	54,946	0	0
Leigh Senter	109,890	0.7%	109,890	0	0
Justin Mirro	109,890	0.7%	109,890	0	0
Melanie Charlton	21,978	0.1%	21,978	0	0
Wyatts Torch Equity Partners, LP (3)	2,381,257	14.8%	2,197,803	183,454	1.2%
Vulcan Properties, Inc.	219,780	1.4%	219,780	0	0
Michael Kress	109,890	0.7%	109,890	0	0
_____________

(1)  Includes shares of common stock owned by such shareholder and his, her or its affiliates, as well as shares underlying currently exercisable warrants.  These warrants were all issued in the March 2014 private placements except for warrants to purchase 183,454 shares of common stock held by Wyatts Torch Equity Partners, LP that are not included for resale by this prospectus.

(2)  Assumes the selling stockholders will resell all shares offered hereby.

(3)  Peter Spinner, one of our directors, is the general partner and portfolio manager of this selling stockholder.

PLAN OF DISTRIBUTION

The selling stockholders of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTCQB Marketplace or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at market prices, fixed prices or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchases;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

If the selling stockholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the securities or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling stockholders may also sell the securities short and deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any supplement or amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be selling stockholders for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the securities is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We are required to pay certain fees and expenses incurred by us incidental to the registration of the shares, but will not pay for any underwriting commissions, fees or discounts, if any.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 190,000,000 shares of common stock, par value $0.001 per share.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our directors are elected by a plurality of votes. Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a cash dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, par value $0.001 per share. We may issue shares of preferred stock in one or more classes or series within a class as may be determined by our board of directors, who may establish the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control.

In January 2013, our board designated 300,000 of preferred stock as Series A Convertible Preferred Stock.  Series A Convertible Preferred Stock is convertible into shares of our common stock at any time, in whole or in part, at a conversion price of 0.4 per share, subject to adjustment. Additionally, the Company can force the holders to convert shares of Series A Convertible Preferred Stock into common stock upon the occurrence of certain events. Outstanding shares of Series A Convertible Preferred Stock vote on an “as converted” basis with our common stock on all matters brought before the holders of the common stock as a single class.  Additionally, as long as any shares of Series A Convertible Preferred Stock are outstanding, we may not, without the affirmative vote of the holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to such holders, (b) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of such holders,  (c) increase the authorized number of shares of preferred stock or reinstate or issue any other series of preferred stock, (d) redeem, purchase or otherwise acquire any securities junior in ranking to the Series A Convertible Preferred Stock, (e) pay or declare any dividend or make any distribution on any securities junior in ranking to the Series A Convertible Preferred Stock, (f) authorize or create any class of stock ranking as to dividends, redemption or liquidation rights senior to other otherwise pari passu with the Series A Convertible Preferred Stock or (g) enter into any agreement with respect to any of the foregoing.  Upon the occurrence of certain liquidation events (such as a liquidation or sale of all or substantially all of the Company’s assets), the holders of the Series A Convertible Preferred Stock are entitled to receive an amount equal to their initial purchase price for the Series A Convertible Preferred Stock.

As of the date of this prospectus, there are no shares of Series A Convertible Preferred Stock outstanding.

Warrants

We have outstanding warrants to purchase an aggregate of 1,114,777 shares of our common stock. Each warrant entitles the registered holder to purchase one share of common stock at a price of $.91 per share, subject to adjustment upon certain dilutive events such as stock dividends and splits and upon the occurrence of certain extraordinary corporate transactions. The Company, at its option, may redeem the outstanding warrants, at a price of $.01 per warrant, if the price of our common stock equals or exceeds $5.00 per share on any twenty trading days in a consecutive thirty day trading period. The terms of the warrants may only be modified upon written consent of the holders of at least 50.1% of the shares issuable upon our then-outstanding warrants. The warrants are currently exercisable on a cash or cashless basis and expire on the five-year anniversary thereof, which in each case is in March 2019.

Transfer Agent and Registrar

Our independent stock transfer agent is Empire Stock Transfer Inc. Their mailing address is 1859 Whitney Mesa Drive, Henderson, Nevada 89014. Their phone number is (702) 818-5898.

Anti-Takeover Provisions

Delaware Anti-Takeover Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder,

for three years following the date that the stockholder became an interested stockholder. A “business combination” includes a merger or sale of more than 10% of our assets. However the above provisions of Section 203 do not apply if:

•	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•
on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

Certain Provisions in Our Certificate of Incorporation and By-Laws

Certain provisions of our certificate of incorporation and by-laws could make the acquisition of us by means of a tender offer, or the acquisition of control of us by means of a proxy contest or otherwise, more difficult. These provisions, summarized below, are intended to discourage certain types of coercive takeover practices and inadequate takeover bids, and are designed to encourage persons seeking to acquire control of us to negotiate with our board of directors. We believe that the benefits of increased protection against an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals. Among other things, negotiation of such proposals could result in an improvement of their terms.

Our certificate of incorporation and by-laws provide mechanisms that may help to delay, defer or prevent a change in control. For example:

•
Our certificate of incorporation does not provide for cumulative voting in the election of directors. Cumulative voting provides for a stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock that such stockholder holds as it would if cumulative voting were permitted. The elimination of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence the board’s decision regarding a takeover.

•
Under our certificate of incorporation, 9,700,000 shares of preferred stock remain undesignated. As discussed above in the section entitled  “Description of Securities—Preferred Stock”, the authorization of undesignated preferred stock makes it possible for the board of directors, without stockholder approval, to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of us.

•
Our by-laws contain advance-notice procedures that apply to stockholder proposals and the nomination of candidates for election as directors by stockholders, other than nominations made pursuant to the notice given by us with respect to such meetings or nominations made by or at the direction of the board of directors.

These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

LEGAL MATTERS

Graubard Miller, New York, New York, has passed upon the validity of the common stock offered hereby on behalf of the Company.

EXPERTS

The financial statements of the Company for each of the years ending December 31, 2013 and 2012 have been audited by Liggett, Vogt & Webb, P.A., an independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this prospectus and in the registration statement. The financial statements and the report of Liggett, Vogt & Webb, P.A. are included in reliance upon their report given upon the authority of Liggett, Vogt & Webb, P.A. as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we have filed with the SEC. We have not included in this prospectus all of the information contained in the registration statement, and you should refer to the registration statement and its exhibits for further information.

We are not currently required to deliver an annual report to security holders and we do not intend to deliver annual reports to security holders unless required in connection with the solicitation of proxies for annual or special meetings of stockholders.  We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

MOJO ORGANICS, INC.
Condensed Balance Sheets

ASSETS

	March 31,	December 31,
	2014	2013
	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$1,200,205	$8,080
Accounts receivable	61,799	1,808
Inventory	276,317	87,805
Supplier deposits	94,711	122,305
Prepaid expenses	6,149	17,882
Total Current Assets	1,639,181	237,880

PROPERTY AND EQUIPMENT, net of accumulated depreciation	4,614	4,470

OTHER ASSETS
Security deposit	5,798	5,798

TOTAL ASSETS	$1,649,593	$248,148

LIABILITIES AND STOCKHOLDERS' EQUITY / (DEFICIT)

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$143,084	$289,120
Notes payable to related parties	-	24,000
Total Current Liabilities	143,084	313,120

Commitments and Contingencies

STOCKHOLDERS' EQUITY / (DEFICIT)
Preferred stock, 10,000,000 shares authorized at $0.001 par value	-	-
Common stock, 190,000,000 shares authorized at $0.001 par value, 15,419,893 and 12,631,485 shares issued and outstanding, respectively	15,420	12,631
Additional paid in capital	16,068,000	13,044,119
Accumulated deficit	(14,576,911)	(13,121,722)
Total Stockholders' Equity / (Deficit)	1,506,509	(64,972)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY / (DEFICIT)	$1,649,593	$248,148

The accompanying notes are an integral part of these condensed financial statements.

MOJO ORGANICS, INC.
Condensed Statements of Operations
For the Three Months Ended March 31, 2014 and 2013
(unaudited)

	For the three months ended
	March 31, 2014	March 31, 2013

Revenues	$85,478	$-

Cost of Revenues	80,631	-

Gross Profit	4,847	-

Operating Expenses
Selling, general and administrative	1,460,036	520,502
Total Operating Expenses	1,460,036	520,502

Loss from Operations	(1,455,189)	(520,502)

Other Expenses
Interest expense	-	1,658
Loss on change in fair value of derivative liabilities	-	1,486
Total Other Expenses	-	3,144

Loss Before Provision for Income Taxes	(1,455,189)	(523,646)

Provision for Income Taxes	-	-

Net Loss	$(1,455,189)	$(523,646)

Preferred stock dividend	-	158,463

Net Loss available to common stockholders	$(1,455,189)	$(682,109)

Net loss available to common stockholders, basic and fully diluted	$(0.11)	$(0.08)

Basic and diluted weighted average number of common shares outstanding	13,020,804	8,551,265

The accompanying notes are an integral part of these condensed financial statements.

MOJO ORGANICS, INC.
Condensed Statements of Cash Flows
For the Three Months Ended March 31, 2014 and 2013
(unaudited)

	For the three months ended
	March 31, 2014	March 31, 2013

Cash flows from operating activities:
Net loss	$(1,455,189)	$(523,646)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	422	213
Share-based compensation - stock options	25,358	-
Stock and warrants issued to directors and employees	849,077	427,154
Stock issued to employees in lieu of salary	37,000	-
Stock and warrants issued to advisors and consultants	280,235	-
Loss on change in fair value of derivative liabilities	-	1,486

Changes in assets and liabilities:
Increase in accounts receivable	(59,991)	-
Increase in inventory	(188,512)	(11,179)
Decrease (Increase) in supplier deposits	27,594	(134,470)
Decrease in prepaid expenses	11,733	1,527
Decrease in accounts payable and accrued expenses	(146,016)	(84,231)
Net cash used in operating activities	(618,289)	(323,146)

Net cash from investing activities:
Purchases of property and equipment	(586)	(1,467)
Net cash used in investing activities	(586)	(1,467)

Net cash from financing activities:
Notes payable to related parties	(24,000)	50,000
Issuance of preferred stock	-	412,134
Sale of common stock	1,835,000	-
Net cash provided by financing activities	1,811,000	462,134

Net increase in cash and cash equivalents	1,192,125	137,521

Cash and cash equivalents at beginning of period	8,080	1,379

Cash and cash equivalents at end of period	$1,200,205	$138,900

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$-	$7,262
Taxes paid	$-	$-

NON CASH INVESTING AND FINANCING ACTIVITIES:
Preferred stock issued for the conversion of notes payable to related parties	$-	$378,700
Accrued compensation converted to notes payable to related parties	$37,000	$141,200
Common stock issued for the conversion of notes payable to related parties	$37,000	$-

The accompanying notes are an integral part of these condensed financial statements.

MOJO ORGANICS, INC.
Condensed Statements of Stockholders' Equity / (Deficit)

	Common Stock			Preferred Stock
			Additional			Additional
			Paid-In			Paid-In	Accumulated	Stockholders'
	Shares	Amount	Capital	Shares	Amount	Capital	Deficit	Equity / (Deficit)
Balance, December 31, 2012	8,551,265	$8,551	$9,838,024	-	$-	$-	$(10,345,757)	$(499,182)

Issuance of restricted Common Stock:
Employees in lieu of salary	42,714	43	100,649	-	-	-	-	100,692
Directors and Employees, net of forfeitures	425,253	425	832,714	-	-	-	-	833,139
Advisors and Consultants	463,463	463	963,699	-	-	-	-	964,162
Private placement offering	1,171,705	1,172	467,510	-	-	-	-	468,682

Stock based compensation - stock options	-	-	50,717	-	-	-	-	50,717

Issuance of Series A Preferred Stock	-	-	-	197,709	198	790,636	-	790,834
Conversion of Series A Preferred Stock to Common Stock	1,977,085	1,977	790,806	(197,709)	(198)	(790,636)	-	1,949

Net loss	-	-	-	-	-	-	(2,775,965)	(2,775,965)

Balance, December 31, 2013	12,631,485	$12,631	$13,044,119	-	$-	$-	$(13,121,722)	$(64,972)

Issuance of restricted Common Stock and Warrants:
Employees in lieu of salary	23,272	23	36,977					37,000
Directors and Employees, net of forfeitures	465,000	465	848,612					849,077
Advisors and Consultants	283,652	284	279,951					280,235
Private placement offering	2,016,484	2,017	1,832,983					1,835,000

Stock based compensation - stock options			25,358					25,358

Net loss							(1,455,189)	(1,455,189)

Balance, March 31, 2014 (unaudited)	15,419,893	$15,420	$16,068,000	-	$-	$-	$(14,576,911)	$1,506,509

The accompanying notes are an integral part of these condensed financial statements.

MOJO ORGANICS, INC.
Notes to Condensed Financial Statements
March 31, 2014

NOTE 1 – BUSINESS AND BASIS OF PRESENTATION

Overview
MOJO Organics, Inc. (“MOJO” or the “Company”) was incorporated in the State of Delaware on August 2, 2007.  Headquartered in Jersey City, NJ, the Company engages in the product development, production, marketing and distribution of CHIQUITA TROPICALS™.  CHIQUITA TROPICALS™ are 100% fruit juices, produced under license agreement from Chiquita Brands L.L.C. (“Chiquita”).  The Company currently produces four flavors: Banana Strawberry, Mango, Passion Fruit and Pineapple.

CHIQUITA TROPICALS™ first became commercially available in the New York tri-state area and on Amazon.com in late July 2013.  In February, 2014, the Company expanded its sales to the west coast, New England and Central America.  To grow its sales, the Company is utilizing food brokers and distributors as well as selling direct to certain large retail chain stores.

Interim Financial Statements
The accompanying unaudited interim condensed financial statements have been prepared pursuant to the rules and regulations for reporting on Form 10-Q  and article 10 of Regulation S-X and the related rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, certain information and disclosures required by accounting principles generally accepted in the United States of America (“GAAP”) for complete financial statements have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures included in these financial statements are adequate to make the information presented not misleading. The unaudited interim condensed financial statements included in this document have been prepared on the same basis as the annual financial statements, and in the Company’s opinion, reflect all adjustments necessary for a fair presentation in accordance with GAAP and SEC regulations for interim financial statements. The results for the three months ended March 31, 2014 are not necessarily indicative of the results that the Company will have for any subsequent period. These unaudited condensed financial statements should be read in conjunction with the audited financial statements and the notes to those statements for the year ended December 31, 2013 included in the Company’s Annual  Report on Form 10-K.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates
The consolidated financial statements are prepared in conformity with GAAP. Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
Cash equivalents include investment instruments, CD’s and time deposits purchased with a maturity of three months or less.

Inventories
Inventories are stated at the lower of cost (first-in, first-out method) or market.

Supplier Deposits
Supplier Deposits consist of prepaid inventory for which the Company has not yet taken delivery.

Property and Equipment and Depreciation
Property and equipment are stated at cost.  Depreciation is computed using the straight line method over the estimated useful life of the respective assets.  Computer equipment is depreciated over a period of 3 - 5 years.  Maintenance and repairs are charged to expense when incurred.  When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss is credited or charged to income.  At March 31, 2014 and December 31, 2013, accumulated depreciation related to property and equipment was $1,975 and $1,553, respectively.

Preferred Stock Classification
Preferred Stock issued by the Company which meets certain redemption or conversion features is classified as temporary or mezzanine capital in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) topic 480, “Distinguishing Liabilities from Equity.”

Revenue Recognition
Revenues from sales of products are recognized at the time of delivery when title and risk of loss passes to the customer.  Recognition of revenue also requires reasonable assurance of collection of sales proceeds.

Deductions from Revenue
Costs incurred for sales incentives and discounts are accounted for as a reduction in revenue.  These costs include payments to customers for performing merchandising activities on our behalf, including in-store displays, promotions for new items and obtaining optimum shelf space.

Shipping and Handling Costs
Shipping and Handling Costs incurred to move finished goods from our sales distribution centers to customer locations are included in the line selling, general and administrative expenses in our Statements of Operations.

Net Loss Per Common Share
The Company computes per share amounts in accordance with ASC Topic 260, “Earnings per Share”.  ASC Topic 260 requires presentation of basic and diluted EPS.  Basic EPS is computed by dividing the income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period.  Diluted EPS is based on the weighted average number of shares of common stock and common stock equivalents outstanding during the periods. The conversion of Series A Preferred Stock and options was excluded from the computation of diluted shares outstanding for the three months ended March 31, 2013.  The loss for the period would have had an anti-dilutive impact on the Company’s net loss per common share.

Start-Up Costs
In accordance with ASC topic 720-15, “Start-Up Costs,” the Company charges all costs associated with its start-up operations to income as incurred.

Income Taxes
The Company provides for income taxes under ASC topic 740, “Income Taxes,” which requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

ASC Topic 740 also requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Tax returns for the years from 2009 to 2013 are subject to examination by tax authorities.

Stock-Based Compensation
ASC Topic 718, “Accounting for Stock-Based Compensation” prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, warrants, employee stock purchase plans and stock appreciation rights.

ASC Topic 718 requires employee compensation expense to be recorded using the fair value method. The Company accounts for employee stock based compensation in accordance with the provisions of ASC Topic 718. For non-employee options and warrants, the company uses the fair value method as prescribed in ASC Topic 718.

Derivative Instruments
The Company’s derivative liabilities are related to embedded conversion features issued in connection with the Series A Preferred Stock. For derivative instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in fair value recognized in earnings each reporting period. The Company uses the Black-Scholes model to value the derivative instruments at inception and subsequent valuation dates and the value is re-assessed at the end of each reporting period, in accordance with ASC Topic 815, “Derivatives and Hedging.” Derivative instrument liabilities are classified in the balance sheets as current or non-current based upon whether or not the net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date.

Fair value of financial instruments
The carrying amounts of financial instruments, which include accounts payable, accrued expenses and debt obligations approximate their fair values due to their short-term nature and/or variable interest rates. The Company’s debt obligations bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, the carrying values for these instruments approximate fair value.

The Company adopted ASC Topic 820, “Fair Value Measurement,” which established a framework for measuring fair value and expands disclosure about fair value measurements.  ASC Topic 820 defines fair value as the amount that would be received for an asset or paid to transfer a liability (i.e., an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC Topic 820 also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC Topic 820 describes the following three levels of inputs that may be used:

•	Level 1 Unadjusted quoted prices in active markets that are accessible at the measurement date for identical,, unrestricted assets or liabilities;

•	Level 2 Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

•	Level 3 Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The Company did not have any assets or liabilities measured at fair value on a recurring basis at March 31, 2014 or December 31, 2013. The Company did not have any fair value adjustments for assets and liabilities measured at fair value on a nonrecurring basis during the periods ended March 31, 2014 or December 31, 2013.

New Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

 NOTE 3 - GOING CONCERN

The Company's financial statements are prepared using GAAP applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. For the three months ended March 31, 2014, the Company incurred a net loss from continuing operations of $1,455,189.  As of March 31, 2014, the Company had accumulated losses of $14,576,911, which includes accumulated losses from discontinued operations of $8,576,094.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully obtain and retain customers in order to achieve profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – INVENTORY

As of March 31, 2014, inventory consisted of finished goods of $168,565 and raw materials of $107,752.  At December 31, 2013, the inventory balance of $87,805 consisted of raw materials.

NOTE 5 – SERIES A CONVERTIBLE PREFERRED STOCK

On January 12, 2013, the Company entered into an amended and restated securities purchase agreement for the offer and sale of its Series A Convertible Preferred Stock, par value $0.001 (“Series A Preferred Stock”) at a price of $4.00 per share.  In connection with the private sale of its Series A Preferred Stock, the Company raised gross proceeds of $790,834, including $378,700 from the conversion of promissory notes.  Each share of Series A Preferred Stock was convertible into 10 shares of the Company’s Common Stock determined by dividing $4.00 by the conversion price of $0.40.

The Series A Preferred Stock includes embedded anti-dilutive provisions that meet the defined criteria of a derivative liability as described in ASC Topic 815, “Derivatives and Hedging,” and therefore require bifurcation.  These embedded derivatives include certain conversion features indexed to the Company's Common Stock. The accounting treatment of derivative financial instruments requires that the Company record the derivatives and related items at their fair values as of the date of issue and at fair value as of each subsequent balance sheet date.   Changes in the fair value are charged to income at the end of each reporting period.

During the year ended December 31, 2013, a total of 197,708.5 shares of the Series A Preferred Stock had been converted into 1,977,085 shares of Common Stock. As of March 31, 2014 and December 31, 2013, there were zero shares of Series A Preferred Stock issued and outstanding.

NOTE 6 – STOCKHOLDERS’ EQUITY

The Company has authorized 10,000,000 shares of preferred stock (“Preferred Stock”) and 190,000,000 shares of common stock (“Common Stock”), each having a par value of $0.001.

 Stock Splits

On April 1, 2013, the Company effected a one-for-ten reverse stock split of the issued and outstanding shares of Common Stock (the “Reverse Split”). The number of authorized shares and the par value of the Common Stock were not changed.  The accompanying financial statements have been restated to reflect this reverse stock split.

Private Placement Offerings

In March 2014, the Company consummated two concurrent private placement offerings (the “2014 Offerings”), receiving an aggregate of $1,835,000 from accredited investors.  In one of the offerings, the Company sold an aggregate of 917,583 shares of Common Stock for $0.91 per share for a total of $835,000.  For each share purchased in this offering, investors received an immediately exercisable, five year warrant to purchase one share of Common Stock at a price of $0.91 per share.  In the concurrent offering, the Company sold 1,098,091 shares of Common Stock for $0.91 per share for a total of $1,000,000.  The investor in the concurrent offering did not receive warrants.

On May 1, 2013, the Company commenced a private placement offering of up to 1,250,000 shares of its Common Stock (the “Private Placement”) at a price of $0.40 per share pursuant to subscription agreements entered into with each investor.  As of June 18, 2013, the last date of the offering, 1,171,705 shares of Common Stock were sold, raising an aggregate of $468,682, which amount included the conversion of $20,000 of notes then outstanding.

Stock Incentive Plans

In March 2013, the Company approved the 2012 Long-Term Incentive Equity Plan (the “2012 Plan”), which provides the Company with the ability to issue stock options, stock appreciation rights, restricted stock and/or other stock based awards for up to an aggregate of 2,050,000 shares of Common Stock.  In July 2013, the Company granted certain directors and employees of the Company stock options pursuant to the 2012 Plan to purchase 210,000 shares of Common Stock at an exercise price of $2.07 per share, which was 115% of the last sale price of the Common Stock on the date of grant. The options become exercisable in July 2014 and expire in July 2015. In connection with the stock option issuances, compensation expense of $25,358 was recorded during the three months ended March 31, 2014.

Restricted Stock Compensation

During the three months ended March 31, 2014, the Company issued 465,000 shares of Common Stock under the 2012 Plan to certain of its directors, executive officers and employees. The shares are subject to a restricted stock agreement, pursuant to which the shares will vest one year from the date of such agreement if the grantee is a director or employee (as applicable) of the Company at the time.

A summary of the restricted stock issuances to directors, officers and employees is as follows:

	Number of Shares	Weighted Average Grant Date Fair Value
Unvested share balance, January 1, 2013	4,453,516	$1.35
Granted	608,441	2.15
Vested	(88,309)	1.40
Forfeited	(183,240)	1.40
Unvested share balance, December 31, 2013	4,790,408	$1.45
Granted	465,000	1.28
Vested	(54,975)	1.40
Forfeited	-	-
Unvested share balance, March 31, 2014	5,200,433	$1.43

In connection with the issuance of restricted stock, the Company recorded share-based compensation expense of $602,597 and $427,154 for the three months ended March 31, 2014 and 2013, respectively.  With the exception of 1,165,251 shares which vest based upon achieving certain milestones, the Company records compensation expense over the vesting period based upon the fair market value on the date of grant for each share, adjusted for forfeitures.   As of March 31, 2014, there was $4,955,105 of total unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation.  That cost is expected to be recognized during the years 2014 through 2016.

Stock Warrants

In March 2014, the Company issued warrants to purchase shares of Common Stock at a price of $0.91 per share.  The warrants are exercisable for five years from the date of issuance.

The following table summarizes warrant activity during the period:

Number of Warrants
Outstanding at January 1, 2014	-
Issued for services	197,194
Issued in connection with the 2014 Offerings	917,583
Outstanding at March 31, 2014	1,114,777
Exercisable at March 31, 2014	1,114,777

The following table summarizes weighted-average assumptions using the Black-Scholes option-pricing model used on the date of issuance for the warrants for the three months ended March 31, 2014:

March 31, 2014
Volatility	174%
Expected term (years)	5
Risk-free interest rate	1.53%
Dividend yield	0%

In connection with the issuance of warrants for services rendered, compensation expense of $246,479 and advisory fees of $18,460 were recorded during the three months ended March 31, 2014.   Since the warrants are fully vested, there is no future cost to the Company in connection with the warrants.  Warrants issued to investors as part of the 2014 Placements had no impact, and will have no future impact, on the Company’s statement of operations.

Advisory Services

In March 2014, the Company entered into two agreements pursuant to which the Company will receive advisory services related to strategy, distributorship, sales and sales channels and investor relations.  The Company granted to each advisor 100,000 shares of restricted Common Stock, subject to forfeiture if the advisor terminates or materially breaches the agreement before the six-month anniversary thereof.  The aggregate value of the advisory fees of $260,000 was calculated based upon the closing price of the Company’s Common Stock on the date of the agreement.  This amount will be charged to income ratably over the six month vesting period.

Also in March 2014, the Company issued 82,418 and 1,234 shares of Common Stock for advisory work and consulting work, respectively.  The number of shares issued was calculated based upon the fair market value of the stock.

On October 3, 2013, the Company entered into an advisor agreement whereby the Company would receive strategic business advisory services, distributorship advisory services, sales and sales channel advisory services and investor relation advisory services in exchange for the issuance of 50,000 shares of restricted Common Stock.  The Common Stock vested on April 3, 2014.  In connection with this issuance, the Company recorded $75,000 in consulting fees during the three months ended March 31, 2014.

Also on October 3, 2013, the Company entered into an agreement for strategic business advisory services, public relations services and investor relations services.  In connection with this agreement, the Company issued 167,204 shares of restricted Common Stock and recorded consulting fees of $501,612 during 2013.  The stock is fully vested. The advisor was also issued an additional 200,000 shares of restricted Common Stock, which will vest quarterly based upon the Company reaching certain market capitalization and revenue goals.  Should the Company not reach these goals, the additional shares will be forfeited.  The goals were met for the first three quarters.  As a result, 150,000 of the additional 200,000 shares are vested as of March 31, 2014.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Lease Commitment
The Company entered into an office service agreement for office space for a term of 12 months effective February 11, 2014.  The base monthly office fee under that agreement is $1,147.  Prior to that, the Company rented its office space on a month to month basis.

Licensing Agreement
On August 15, 2012, the Company entered into a license agreement (“License Agreement”) for the use of a third party’s marks in the manufacture, sale, promotion, marketing, advertising and distribution of certain fruit juice products in select containers. The License Agreement grants the Company an exclusive license in Connecticut, New Jersey and New York and a non-exclusive license for the other states in the United States not included in the exclusive license, plus Costa Rica, El Salvador, Guatemala, Honduras and  Nicaragua. The term of the License Agreement is for seven years from July 2013 (the date that the Company first invoiced customers for products sold under the License Agreement), subject to the Company meeting certain minimum sales volume and/or minimum royalty payments. Termination of the License Agreement could have a material and adverse impact on the Company’s business.  Future minimum royalty payments (in thousands) are $691 for 2014, $1,265 for 2015, $1,850 for 2016, $2,611 for 2017 and $11,617 for 2018 to 2020.

NOTE 8 – RELATED PARTY TRANSACTIONS

The Company issued 23,272 shares of Common Stock to its chief executive officer as payment of salary due for January and February 2014 in lieu of cash.  The shares were valued by the Company at the closing price of the Company’s Common Stock on the last trading day of the applicable month for which payment was due.

In December 2013, the Company received $24,000 in non-interest bearing, demand loans from certain related parties.  The loans were repaid in full by February 2014.

During the year ended December 31, 2013, the Company issued 42,714 shares of Common Stock to employees in lieu of an aggregate of $100,692 cash salaries.  In addition, accrued salary amounting to $141,200 and $20,000 was converted into 35,300 shares of Series A Preferred Stock and 50,000 shares of Common Stock as part of the Private Placement, respectively.

On January 31, 2013, the balance of notes outstanding to related parties of $237,500 was converted into 59,375 shares of Series A Preferred Stock.  Accrued interest of $7,261 was paid to the holders of the notes.

NOTE 9 – SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events,” the Company evaluates events and transactions that occur after the balance sheet date for potential recognition in the financial statements. The effects of all subsequent events that provide additional evidence of conditions that existed at the balance sheet date are recognized in the financial statements as of March 31, 2014. In preparing these financial statements, the Company evaluated the events and transactions that occurred through the date these financial statements were issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

MOJO Organics, Inc.

We have audited the accompanying consolidated balance sheets of MOJO Organics, Inc. (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with standards established by the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years ended December 31, 2013 and 2012, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 3, the Company has incurred substantial accumulated deficits and operating losses. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also discussed in Note 3. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

	By:	/s/ Liggett, Vogt & Webb, P.A.

New York, NY
April 15, 2014

MOJO ORGANICS, INC.
Consolidated Statements of Operations
For the Years Ended December 31, 2013 and 2012

	2013	2012

Revenues	$159,144	$-

Cost of Revenues	139,741	-

Gross Profit	19,403	-

Operating Expenses
General and administrative	2,791,761	1,598,066
Total Operating Expenses	2,791,761	1,598,066

Loss from Operations	(2,772,358)	(1,598,066)

Other Expenses
Interest expense	1,658	5,603
Loss on change in fair value of derivative liabilities	1,949	-
Total Other Expenses	3,607	5,603

Loss Before Provision for Income Taxes	(2,775,965)	(1,603,669)

Provision for Income Taxes	-	-

Net Loss	$(2,775,965)	$(1,603,669)

Preferred stock dividend	158,463	-

Net Loss available to common stockholders	$(2,934,428)	$(1,603,669)

Net loss available to common stockholders, basic and fully diluted	$(0.28)	$(0.25)

Basic and diluted weighted average number of common shares outstanding	10,485,770	6,543,566

The accompanying notes are an integral part of these consolidated financial statements.

  MOJO ORGANICS, INC.
Consolidated Balance Sheets
As of December 31, 2013 and 2012

ASSETS

	2013	2012

CURRENT ASSETS:
Cash and cash equivalents	$8,080	$1,379
Accounts Receivable	1,808	-
Inventory	87,805	22,820
Supplier deposits	122,305	-
Prepaid expenses	17,882	5,807
Total Current Assets	237,880	30,006

PROPERTY AND EQUIPMENT, net of accumulated depreciation	4,470	2,243

OTHER ASSETS
Security deposit	5,798	5,798

TOTAL ASSETS	$248,148	$38,047

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$289,120	$349,729
Notes payable to related parties	24,000	187,500
Total Current Liabilities	313,120	537,229

Commitments and Contingencies

STOCKHOLDERS' DEFICIT
Preferred stock, 10,000,000 shares authorized at $0.001 par value	-	-
Common stock, 190,000,000 shares authorized at $0.001 par value, 12,631,485 and 8,551,265 shares issued and outstanding, respectively	12,631	8,551
Additional paid in capital	13,044,119	9,838,024
Accumulated deficit	(13,121,722)	(10,345,757)
Total Stockholders' Deficit	(64,972)	(499,182)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$248,148	$38,047

The accompanying notes are an integral part of these consolidated financial statements.

MOJO ORGANICS, INC
Consolidated Statements of Stockholders' Deficit
For the Years Ended December 31, 2013 and 2012

	Common Stock				Preferred Stock
				Additional			Additional
			Common Stock	Paid-In			Paid-In	Accumulated	Stockholders'
	Shares	Amount	Subscription	Capital	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2011	3,862,035	$3,862	$(1,143)	$8,573,375	-	$-	$-	$(8,742,088)	$(165,994)

Issuance of restricted Common Stock:
Directors and Employees	4,553,516	4,553	-	1,108,428	-	-	-	-	1,112,981
Advisory services	250,000	250	-	157,250	-	-	-	-	157,500

Reversal of common stock subscription agreement	(114,286)	(114)	1,143	(1,029)	-	-	-	-	-

Net loss	-	-	-	-	-	-	-	(1,603,669)	(1,603,669)

Balance, December 31, 2012	8,551,265	$8,551	$-	$9,838,024	-	$-	$-	$(10,345,757)	$(499,182)

Issuance of restricted Common Stock:
Employees in lieu of salary	42,714	43	-	100,649	-	-	-	-	100,692
Directors and Employees, net of forfeitures	425,253	425	-	832,714	-	-	-	-	833,139
Advisors and Consultants	463,463	463	-	963,699	-	-	-	-	964,162
Private placement offering	1,171,705	1,172	-	467,510	-	-	-	-	468,682

Stock based compensation - stock options	-	-	-	50,717	-	-	-	-	50,717

Issuance of Series A Preferred Stock	-	-	-	-	197,709	198	790,636	-	790,834
Conversion of Series A Preferred Stock to Common Stock	1,977,085	1,977	-	790,806	(197,709)	(198)	(790,636)	-	1,949

Net loss	-	-	-	-	-	-	-	(2,775,965)	(2,775,965)

Balance, December 31, 2013	12,631,485	$12,631	$-	$13,044,119	-	$-	$-	$(13,121,722)	$(64,972)

The accompanying notes are an integral part of these consolidated financial statements.

MOJO ORGANICS, INC
Consolidated Statements of Cash Flows
 For the Years Ended December 31, 2013 and 2012

	2013	2012

Cash flows from operating activities:
Net loss	$(2,775,965)	$(1,603,669)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,442	544
Share-based compensation - stock options	50,717	-
Stock issued to directors and employees	833,139	1,112,981
Stock issued to employees in lieu of salary	100,692	-
Stock issued to advisors and consultants	964,162	157,500
Loss on change in fair value of derivative liabilities	1,949	-

Changes in assets and liabilities:
Increase in accounts receivable	(1,808)	-
Increase in inventory	(64,985)	(22,820)
Increase in supplier deposits	(122,305)	-
Increase in prepaid expenses	(12,075)	(5,807)
Increase in security deposits	-	(5,798)
Increase in accounts payable and accrued expenses	100,592	183,735
Net cash used in operating activities	(924,445)	(183,334)

Net cash from investing activities:
Purchases of property and equipment	(3,669)	(2,787)
Net cash used in investing activities	(3,669)	(2,787)

Net cash from financing activities:
Notes payable to related parties	74,000	187,500
Issuance of preferred stock	412,134	-
Issuance of common stock	448,681	-
Net cash provided by financing activities	934,815	187,500

Net increase in cash and cash equivalents	6,701	1,379

Cash and cash equivalents at beginning of period	1,379	-

Cash and cash equivalents at end of period	$8,080	$1,379

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$7,262	$-
Taxes paid	$-	$-

NON CASH INVESTING AND FINANCING ACTIVITIES:
Preferred stock issued for the conversion of notes payable to related parties	$378,700	$-
Accrued compensation converted to notes payable to related parties	$178,600	$-
Common stock issued for the conversion of notes payable to related parties	$249,200	$-

The accompanying notes are an integral part of these consolidated financial statements.

MOJO ORGANICS, INC.
Notes to Consolidated Financial Statements

NOTE 1 – BUSINESS AND BASIS OF PRESENTATION

Overview
MOJO Organics, Inc. (“MOJO” or the “Company”) was incorporated in the State of Delaware on August 2, 2007.  Headquartered in Jersey City, NJ, the Company engages in the product development, production, marketing and distribution of CHIQUITA TROPICALS™.  CHIQUITA TROPICALS™ are 100% Fruit Juices, produced under license agreement from Chiquita Brands L.L.C. (“Chiquita”).  The Company currently produces four exotic flavors: Banana Strawberry, Mango, Passion Fruit and Pineapple.

CHIQUITA TROPICALS™ first became commercially available in the New York tri-state area in late July 2013, and is currently sold in hundreds of retail outlets and on Amazon.com.

Basis of Presentation
In 2012, the accompanying consolidated financial statements include the accounts of the Company and MOJO Organics Operating Company, Inc., its formerly wholly-owned subsidiary (“MOJO Operating”). All significant inter-company accounts and transactions were eliminated in consolidation.

In 2013, the Company determined that the assets assigned to MOJO Operating, including the Dispensing Cap technology and Pinch sweetener, had no economic value.  Further, MOJO Operating has been dormant subsequent to the 2011 split off transaction, through which MOJO sold a portion of its business to certain of its shareholders and was deemed to be a voided entity for regulatory purposes.  MOJO Operating will no longer be considered an entity under the Company’s control for consolidation purposes.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates
The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States ("GAAP"). Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
Cash equivalents include investment instruments, CD’s and time deposits purchased with a maturity of three months or less.

Inventories
Inventories are stated at the lower of cost (first-in, first-out method) or market. At December 31, 2013 and 2012, inventories consisted entirely of raw materials.

Supplier Deposits
Supplier Deposits consist of prepaid inventory for which the Company has not yet taken delivery.

Property and Equipment and Depreciation
Property and equipment are stated at cost.  Depreciation is computed using the straight line method over the estimated useful life of the respective assets.  Computer equipment is depreciated over a period of 3 -5 years.  Maintenance and repairs are charged to expense when incurred.  When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss is credited or charged to income.  At December 31, 2013 and 2012, accumulated depreciation related to property and equipment was $1,553 and $544, respectively.

Revenue Recognition
Revenues from sales of products are recognized at the time of delivery when title and risk of loss passes to the customer.  Recognition of revenue also requires reasonable assurance of collection of sales proceeds.

Net Loss Per Common Share
The Company computes per share amounts in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 260, “Earnings per Share”.  ASC Topic 260 requires presentation of basic and diluted EPS.  Basic EPS is computed by dividing the income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period.  Diluted EPS is based on the weighted average number of shares of common stock and common stock equivalents outstanding during the periods. The conversion of Series A Preferred Stock and options was excluded from the computation of diluted shares outstanding for the year ended December 31, 2013.  The loss for the period would have had an anti-dilutive impact on the Company’s net loss per common share.

Start-Up Costs
In accordance with ASC topic 720-15, “Start-Up Costs,” the Company charges all costs associated with its start-up operations to income as incurred.

Income Taxes
The Company provides for income taxes under ASC topic 740, “Income Taxes,” which requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

ASC 740 also requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Tax returns for the years from 2009 to 2013 are subject to examination by tax authorities.

Stock-Based Compensation
ASC Topic 718, “Accounting for Stock-Based Compensation” prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights.

ASC Topic 718 requires employee compensation expense to be recorded using the fair value method. The Company accounts for employee stock based compensation in accordance with the provisions of ASC Topic 718. For non-employee options and warrants, the company uses the fair value method as prescribed in ASC Topic 718.

Fair value of financial instruments
The carrying amounts of financial instruments, which include accounts payable, accrued expenses and debt obligations approximate their fair values due to their short-term nature and/or variable interest rates. The Company’s debt obligations bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, the carrying values for these instruments approximate fair value.

The Company adopted ASC Topic 820, “Fair Value Measurement,” which established a framework for measuring fair value and expands disclosure about fair value measurements.  ASC Topic 820 defines fair value as the amount that would be received for an asset or paid to transfer a liability (i.e., an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC Topic 820 also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC Topic 820 describes the following three levels of inputs that may be used:

•	Level 1 Unadjusted quoted prices in active markets that are accessible at the measurement date for identical,, unrestricted assets or liabilities;

•	Level 2 Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

•	Level 3 Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The Company did not have any assets or liabilities measured at fair value on a recurring basis at December 31, 2013 or 2012. The Company did not have any fair value adjustments for assets and liabilities measured at fair value on a nonrecurring basis during the periods ended December 31, 2013 or 2012.

New Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective accounting standards, if currently adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3 - GOING CONCERN

The Company's financial statements are prepared using GAAP applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. For the year ended December 31, 2013, the Company incurred a net loss from continuing operations of $2,775,965.  At December 31, 2013, the Company had a working capital deficit of $75,240 and accumulated losses of $13,121,722, which includes accumulated losses from discontinued operations of $8,576,094.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully obtain and retain customers in order to achieve profitable operations. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – INCOME TAX

The Company accounts for income taxes under the assets and liability method.  Deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards.  Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are  reduced by a  valuation  allowance  when,  in the opinion  of  management,  it is more  likely  than not  that  some portion or all of the deferred  tax assets will not be realized.

The reconciliation of income taxes at the statutory rate of 34% to the provision for income taxes recorded in the Consolidated Statements of Operations is as follows:

	Year ended December 31,
	2013	2012
Tax benefit at federal statutory rate	34.0%	34.0%
State tax expense, net of federal benefit	5.6	5.6
Change in valuation allowance	(39.6)	(39.6)
Effective tax rate	-	-

The reported provision for income tax differs from the amount computed by applying the statutory income tax rates to the loss before income tax as follows:

	Year ended December 31,
	2013	2012
Income tax expense at statutory rate	$(1,099,282)	$(635,053)
Valuation allowance	1,099,282	635,053
Income tax expense	$-	$-

Net deferred tax assets consist of the following components:

	As of December 31,
	2013	2012
Restricted Common Stock issued to directors and employees	$329,923	$440,740
Share-based compensation – stock options	20,084	-
Net operating loss carryover	1,384,328	194,313
Valuation allowance	(1,734,335)	(635,053)
Net deferred tax asset	$-	$-

An income tax benefit has not been recognized for operating losses generated in prior periods based on uncertainties concerning the ability to generate taxable income in future periods.  At December 31, 2013, the Company had available net operating loss carry-forwards of approximately $3,986,000 which expire in various years through the year ending December 31, 2033.  Utilization of the tax loss carry-forwards are not assured, however, because the Company has incurred significant operating losses.  As a result, the deferred income tax asset arising from these net operating loss carry-forwards and from other temporary differences are not recorded in the accompanying Consolidated Balance Sheets.  Due to the uncertainty of the Company’s realization of this benefit, a valuation allowance was established to fully reserve such assets.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Lease Commitment
The Company entered into an office service agreement for office space for a term of 12 months effective April 16, 2012.  The base monthly office fee under that agreement was $2,899.  Subsequent to April 2013, the Company rented its office space on a month to month basis.

Licensing Agreement
On August 15, 2012, the Company entered into a license agreement (“License Agreement”) for the use of a third party’s marks in the manufacture, sale, promotion, marketing, advertising and distribution of certain fruit juice products in select containers. The License Agreement grants the Company an exclusive license in Connecticut, New Jersey and New York and a non-exclusive license for the other states in the United States, plus Costa Rica, El Salvador, Guatemala, Honduras and Nicaragua. The term of the License Agreement is for seven years from July 2013 (the date that the Company first invoiced customers for products sold under the License Agreement), subject to the Company meeting certain minimum sales volume and/or minimum royalty payments. Termination of the License Agreement could have a material and adverse impact on the Company’s business.  During the year ended December 31, 2013, the accrued royalty payment due to the third party was $184,240.  Future minimum royalty payments (in thousands) are $691 for 2014, $1,265 for 2015, $1,850 for 2016, $2,611 for 2017 and $11,617 for 2018 to 2020.

NOTE 6 – STOCKHOLDERS’ DEFICIT

The Company has authorized 10,000,000 shares of preferred stock (“Preferred Stock”) and 190,000,000 shares of common stock (“Common Stock”), each having a par value of $0.001.

 Stock Splits
On April 1, 2013, the Company effected a one-for-ten reverse stock split of the issued and outstanding shares of Common Stock (the “Reverse Split”). The number of authorized shares and the par value of the Common Stock were not changed.  The accompanying financial statements have been restated to reflect this reverse stock split.

Private Placement Offering
On May 1, 2013, the Company commenced a private placement offering of up to 1,250,000 shares of its Common Stock (the “Private Placement”) at a price of $0.40 per share pursuant to subscription agreements entered into with each investor.  As of June 18, 2013, the last date of the offering, 1,171,705 shares of Common Stock were sold, raising an aggregate of $468,681, which amount included $20,000 of notes outstanding.

Stock Incentive Plans
In March 2013, the Company approved the 2012 Long-Term Incentive Equity Plan (the “2012 Plan”), which provides the Company with the ability to issue stock options, stock appreciation rights, restricted stock and/or other stock based awards for up to an aggregate of 2,050,000 shares of Common Stock.

Restricted Stock Compensation
During the years ended December 31, 2013 and 2012, the Company issued shares of restricted Common Stock to certain of its directors, executive officers and employees.  Unvested restricted shares are subject to forfeiture.  With the exception of 1,165,251 shares which vest based upon achieving certain milestones, the Company records compensation expense over the vesting period based upon the fair market value on the date of grant for each share, adjusted for forfeitures.

A summary of the restricted stock issuances to directors, executive officers and employees is as follows:

	Number of Shares	Weighted Average Grant Date Fair Value
Unvested share balance, January 1, 2012	-	$-
Granted	4,553,516	1.35
Vested	(100,000)	1.30
Forfeited	-	-
Unvested share balance, December 31, 2012	4,453,516	$1.35
Granted	608,441	2.15
Vested	(88,309)	1.40
Forfeited	(183,240)	1.40
Unvested share balance, December 31, 2013	4,790,408	$1.45

In connection with the issuance of restricted stock, the Company recorded share-based compensation expense of $883,139 and $1,112,981 for the years ended December 31, 2013 and 2012, respectively.  As of December 31, 2013, there was $4,961,202 of total unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation.  That cost is expected to be recognized during the years 2014 through 2016.

Advisory Services
On November 28, 2012, the Company entered into an agreement with an advisor to provide strategic business advisory services and assist the Company with networking and capital formation. As compensation for these services, the Company agreed to the issuance of 500,000 shares of Common Stock, 50% of which was issuable upon execution of the agreement and 50% of which was issuable upon the six month anniversary of the execution of the advisor agreement.  Accordingly, the Company issued 250,000 shares of Common Stock. The value of the stock issued was recorded in 2012, resulting in an expense of $157,500.  This advisory services agreement has since been terminated and the remaining 250,000 shares have not been, and will not be, issued.

 On October 3, 2013, the Company entered into an advisor agreement whereby the Company would receive strategic business advisory services, distributorship advisory services, sales and sales channel advisory services and investor relation advisory services in exchange for the issuance of 50,000 shares of restricted Common Stock.  The Common Stock vests six months from the date of the agreement.  In connection with this issuance, the Company recorded $75,000 in consulting fees during the year ended December 31, 2013, and will record an additional $75,000 in fees in 2014.

Also on October 3, 2013, the Company entered into an agreement for strategic business advisory services, public relations services and investor relations services.  In connection with this agreement, the Company issued 167,204 shares of restricted Common Stock and recorded consulting fees of $501,612 during 2013.  The stock is fully vested. The advisor was also issued an additional 200,000 shares of restricted Common Stock, which will vest quarterly based upon the Company reaching certain market capitalization and revenue goals.  Should the Company not reach these goals, the additional shares will be forfeited.  The goals were met for the first two quarters.  As a result, 100,000 of the additional 200,000 shares vested in 2013, and the Company recorded $280,000 in consulting fees in connection with this vesting.

During the year ended December 31, 2013, the Company issued 35,000 shares of Common Stock to two firms who provided legal services to the Company in lieu of cash.  Also during 2013, the Company entered into an agreement with a consultant whereby the Company would issue stock for services in lieu of cash.  The number of shares issued is calculated monthly and based upon the last sales price of the Common Stock for the month.  The number of shares issued for the year ended December 31, 2013 was 11,263.

NOTE 7 – STOCK OPTIONS

Stock Incentive Plans
In July 2013, the Company granted certain directors and employees of the Company stock options pursuant to the 2012 Plan to purchase 210,000 shares of Common Stock at an exercise price of $2.07 per share, which was 115% of the last sale price of the Common Stock on the date of grant. The options become exercisable in July 2014 and expire in July 2015. In connection with the stock option issuances, compensation expense of $50,717 was recorded during the year ended December 31, 2013.

The following table summarizes stock option activity under the Plans:

	Number of shares	Weighted- average exercise price	Weighted-average remaining contractual term (in years)
Outstanding at December 31, 2012	-	$-	-
Granted	210,000	$2.07	-
Forfeited	-	$-	-
Outstanding at December 31, 2013	210,000	$2.07	0.75
Exercisable at December 31, 2013	-	$-	-

As of December 31, 2013, there was $50,717 of total unrecognized compensation cost related to non-vested stock options. That cost will be recognized ratably over the first two quarters of 2014.

Aggregate intrinsic value of options outstanding and exercisable at December 31, 2013 and 2012 was $90,300 and $0, respectively.  Aggregate intrinsic value represents the difference between the Company's closing stock price on the last trading day of the fiscal period, which was $2.50 and $0.70 as of December 31, 2013 and 2012, respectively, and the exercise price multiplied by the number of options outstanding.

The following table summarizes weighted-average assumptions using the Black-Scholes option-pricing model used on the date of the grants issued for the years ended December 31, 2013 and 2012:

	December 31,
	2013	2012
Volatility	81%	-
Expected term (years)	1	-
Risk-free interest rate	0.15%	-
Dividend yield	0%	-

The exercise price grant dates in relation to the market price during 2013 and 2012 are as follows:

	2013	2012
Exercise price lower than market price	-	-

Exercise price equal to market price	-	-

Exercise price exceeded market price	$2.07	-

NOTE 8 – SERIES A CONVERTIBLE PREFERRED STOCK

On January 12, 2013, the Company entered into an amended and restated securities purchase agreement for the offer and sale of its Series A Convertible Preferred Stock, par value $0.001 (“Series A Preferred Stock”) at a price of $4.00 per share.  In connection with the private sale of its Series A Preferred Stock, the Company raised gross proceeds of $790,834, including $378,700 from the conversion of promissory notes.  Each share of Series A Preferred Stock was convertible into 10 shares of the Company’s Common Stock determined by dividing $4.00 by the conversion price of $0.40.

The Series A Preferred Stock includes embedded anti-dilutive provisions that meet the defined criteria of a derivative liability as described in ASC Topic 815, “Derivatives and Hedging,” and therefore require bifurcation.  These embedded derivatives include certain conversion features indexed to the Company's Common Stock. The accounting treatment of derivative financial instruments requires that the Company record the derivatives and related items at their fair values as of the date of issue and at fair value as of each subsequent balance sheet date.   Changes in the fair value are charged to income at the end of each reporting period.

During the year ended December 31, 2013, a total of 197,708.5 shares of the Series A Preferred Stock had been converted into 1,977,085 shares of Common Stock. As of December 31, 2013 and 2012, there were zero shares of Series A Preferred Stock issued and outstanding.

NOTE 9 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2012, various expenses of the Company, including advances for operating purposes, were paid for or made by officers and shareholders of the Company. As of December 31, 2012, amounts due to related parties totaled $187,500 in notes payable. In January 2013, the Company received an additional advance of $50,000.  The notes bore interest at rates varying between 8% and 10% and were due on September 15, 2013.

The notes contained a conversion feature which allowed the holders, at their sole discretion, to convert some or all of the principal amount of their note outstanding into equity or debt securities issued by the Company in connection with any offering made by the Company during the period that the principal amount of the note was outstanding.  The conversion terms would be identical to the offering terms.  On January 31, 2013, the balance of notes outstanding of $237,500 was converted into 59,375 shares of Series A Preferred Stock.  Accrued interest of $7,261 was paid to the holders of the notes.  Interest expense of $1,658 and $5,603 was charged to operations for the years ended December 31, 2013 and 2012, respectively.

During the year ended December 31, 2013, the Company issued 42,714 shares of Common Stock to employees in lieu of cash, equivalent to $100,692.  In addition, accrued salary amounting to $141,200 and $20,000 was converted into 35,300 shares of Series A Preferred Stock and 50,000 shares of Common Stock as part of the Private Placement, respectively.

In December 2013, the Company received $24,000 in non-interest bearing, demand loans from certain related parties.  The loans were repaid in full by February 2014.

NOTE 10 – SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events,” the Company evaluates events and transactions that occur after the balance sheet date for potential recognition in the consolidated financial statements. The effects of all subsequent events that provide additional evidence of conditions that existed at the balance sheet date are recognized in the consolidated financial statements as of December 31, 2013. In preparing these consolidated financial statements, the Company evaluated the events and transactions that occurred through the date these consolidated financial statements were issued.

In March 2014, the Company consummated two concurrent private placement offerings, receiving an aggregate of $1,835,000 from accredited investors.  In one of the offerings, the Company sold an aggregate of 917,583 shares of Common Stock for $0.91 per share for a total of $835,000.  For each share purchased in this offering, investors received an immediately exercisable, five-year warrant to purchase one share of Common Stock at a price of $0.91 per share.  In the concurrent offering, the Company sold 1,098,901 shares of Common Stock for $0.91 per share for a total of $1,000,000.  The investor in the concurrent offering did not acquire warrants.

The Company issued an aggregate of 465,000 shares of Common Stock pursuant to the 2012 Plan to its employees and directors in March 2014.  The shares are subject to a restricted stock agreement, pursuant to which the shares will vest one year from the date of such agreement if the grantee is an employee or director (as applicable) of the Company at the time.  As part of the compensation package for a newly appointed director, the Company issued to an affiliate of such director warrants to purchase 183,454 shares of Common Stock, exercisable for a period of five years from the date of issuance at a price of $0.91 per share.

The Company issued 23,272 shares of Common Stock to its chief executive officer as payment of salary due for January and February 2014 in lieu of cash.  The shares were valued by the Company at the closing price of the Company’s Common Stock on the last trading day of the applicable month for which payment was due.

Also in March 2014, the Company issued warrants to purchase 13,740 shares of Common Stock at a price of $0.91 per share as well as 82,418 shares of Common Stock for advisory services.  The warrants are exercisable for five years from the date of issuance.

Finally in March 2014, the Company entered into two agreements pursuant to which the Company will receive advisory services related to strategy, distributorship, sales and sales channels and investor relations.  The Company granted to each advisor 100,000 shares of restricted Common Stock, subject to forfeiture if the advisor terminates or materially breaches the agreement before the six-month anniversary thereof.  The aggregate value of the advisory fees of $260,000 was calculated based upon the closing price of the Company’s Common Stock on the date of the agreement.  This amount will be charged to income ratably over the six month vesting period.

MOJO ORGANICS, INC.

2,934,067 Shares of Common Stock

_______ ___, 2014

Until                      , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the registrant, are as follows. All amounts are estimates, except the SEC registration fee.

Securities and Exchange Commission registration fee	$217.67
Printer expenses	$_____
Legal fees and expenses	$_____
Accounting fees and expenses	$_____
Total	$_____

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)    To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)    Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)    Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)    The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)    A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)    For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)    For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)    The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)    The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Paragraph B of Article VI of our certificate of incorporation provides:

“To the extent permitted by applicable law, the [Company] is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits the [Company] to provide indemnification) through bylaw provisions, agreements with such agents or other persons, voting of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory) with respect to actions for breach of duty to the Corporation, its stockholders or others.”

Furthermore, our bylaws provide for (i) indemnification of our directors, officers and employees and agents to the fullest extent permitted by the Delaware General Corporation Law as set forth above; (ii) the right of our directors, officers, employees and agents to be paid or reimbursed by us for the reasonable expenses incurred in advance of a proceeding’s final disposition; and (iii) the purchase of insurance by us to protect us and any person who is or was serving as our director, officer, employee or agent.

We have entered into indemnification agreements with each of our directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.	Recent Sales of Unregistered Securities.

During the past three years, we have issued/sold the following unregistered securities:

On May 13, 2011 in connection with the Company’s acquisition of Specialty Beverage and Supplement, Inc., the Company issued an aggregate of 1,955,213 shares of its common stock to the former shareholders of Specialty Beverage and Supplement, Inc. in exchange for the outstanding shares of such entity. Such shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated under that section

On June 7, 2011, the Company sold 114,286 shares of common stock at a price of $0.35 per share. Such shares were sold in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder.

In January 2012, the Company granted 100,000 shares of restricted common stock to each of Mr. LeShufy and Mr. Devlin in consideration of his services as a director of the Company.  Mr. LeShufy’s shares are fully vested.  On May 21, 2012, Mr. Devlin returned his shares to the Company to be canceled and reissued subject to the vesting conditions contained in the amended and restated restricted stock agreements described below.  Such shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act.

            On May 21, 2012, the Company granted 4,132,462 shares of restricted common stock (excluding the 100,000 shares returned by and reissued to Mr. Devlin on the same date as described above) pursuant to restricted stock agreements to officers, directors and certain advisors of the Company in consideration of services provided to or to be provided to the Company. Such shares granted on May 21, 2012 were granted in reliance on the exemption from registration provided by Section 4(2) of the Act.

On July 25, 2012, the Company granted 221,055 shares of restricted common stock pursuant to a restricted stock agreement to an advisor of the Company in consideration of services to be rendered to the Company.  These shares are subject to forfeiture in accordance with the terms of the advisor’s amended and restated restricted stock agreement covering such shares, none of which have vested.  Such shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act.

On November 28, 2012, the Company entered into an advisor agreement pursuant to which the Company agreed to issue 500,000 shares of common stock to such advisor, 50% of which was issuable upon execution of the agreement and 50% of which is issuable upon the six month anniversary of the execution of the Advisor Agreement.  In accordance with the agreement, 250,000 shares were issued upon execution of the agreement, and such shares are fully vested.  Such shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act.  The advisory services agreement has since been terminated and therefore the remaining 250,000 shares have not been, and will not be, issued.

On January 12, 2013, the Company entered into an Amended and Restated Securities Purchase Agreement for the offer and sale of Series A Convertible Preferred Stock at a price of $4.00 per share of Preferred Stock.  On January 31, 2013, the Company consummated an initial closing of the private sale of Preferred Stock, raising gross proceeds of $372,500, including $237,500 from the conversion of promissory notes.  The Company consummated three additional closings on March 13, March 22 and March 29, raising a total of $790,834 (including the initial closing), including a total of $378,700 through the conversion of debt.  Each share of Preferred Stock was convertible, at the holder’s option or, under certain circumstances, mandatorily by the Company, into a number of shares of the Company’s common stock determined by dividing $4.00 by the conversion price (which, after accounting for the reverse split described elsewhere in this registration statement, was $0.40).  All outstanding and issued shares of Series A Convertible Preferred Stock were converted into shares of common stock on or before July 11, 2013. The shares of Series A Convertible Preferred Stock were sold under Section 4(2) of the Securities Act on a private placement basis to accredited investors.

On May 30, 2013 and June 18, 2013, the Company sold 921,185 and 250,520 shares of common stock, respectively, at a price of $0.40 per share pursuant to a subscription agreement entered into with each investor in the offering, for gross proceeds of $468,574. The shares of common stock were sold under Section 4(2) of the Securities Act on a private placement basis to accredited investors.

On August 22, 2013, the Company issued 10,000 shares of its common stock to its current legal counsel in consideration of services rendered.  Such shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act.

On September 26, 2013, the Company issued 10,000 shares of its common stock to its former legal counsel in consideration of services rendered.  Such shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act.

On September 30, 2013, the Company issued an aggregate of 3,331 shares of its common stock to a consultant of the Company as payment of her consulting fees for services provided in August (1,750 shares at $2.00 per share) and September (1,581 shares at $3.10 per share).  Shares due in payment of such fees for each month were valued at the last sale price of the Company’s common stock on the last trading day of the subject month.  Such shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act.

On September 30, 2013, the Company issued an aggregate of 14,573 shares of its common stock to its chief executive officer as payment for amounts of the officer’s base salary due and owing under his employment agreement for the months of August (9,250 shares at $2.00 per share) and September (5,323 shares at $3.10 per share).  The shares were valued at the last sale price of the Company’s common stock on the last trading day of the subject month.  Such shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act.

On October 3, 2013, the Company entered into two separate advisor agreements, pursuant to which the Company agreed to issue an aggregate of 417,204 shares of common stock as payment for services to be rendered thereunder.  As to one advisor agreement, the Company issued 50,000 shares of common stock to vest six months following the issuance of such shares.  As to the other advisor agreement, the Company issued an aggregate of 367,204 shares of common stock, pursuant to which agreement 200,000 of such shares were initially subject to forfeiture until certain performance objectives are met. Such shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act.

On December 4, 2013, the Company issued an aggregate of 5,412 shares of common stock to a consultant of the Company as payment of consulting fees for services provided in October (2,644 shares at $2.25 per share) and November (2,768 shares at $2.15 per share).  In January 2014, the Company issued 2,520 shares of common stock to this consultant as payment of consulting fees for services provided in December (at $2.50 per share).  Shares due in payment of such fees for each month were valued at the last sale price of the Company’s common stock on the last trading day of the subject month in accordance with the consultant’s agreement with the Company and vest after six months.  Such shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act.

On December 4, 2013, the Company issued an aggregate of 15,664 shares of common stock to its chief executive officer as payment for amounts of the officer’s base salary due and owing under the employment agreement for the months of October (8,222 shares at $2.25 per share) and November (7,442 shares at $2.15 per share).  In January 2014, the Company issued an additional 7,400 shares of common stock to its chief executive officer for base salary due for December (at $2.50 per share).  The shares were valued at the last sale price of the Company’s common stock on the last trading day of the subject month and vest after six months.  Such shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act.

Also on December 4, 2013, the Company granted an aggregate of 608,441 shares of common stock to its chief executive officer, directors and a special advisor under the Company’s 2012 plan.  Such shares are subject to a Restricted Stock Agreement between each grantee and the Company, pursuant to which such shares will vest on December 4, 2014 provided the grantee is still an employee, director or consultant of the Company (as applicable).  Such shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act.

On December 26, 2013, the Company issued 15,000 shares of common stock in consideration of the extension of repayment of a promissory note.  Such shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act.

In January 2014, the Company issued 5,077 shares to one of its employees as payment in lieu of cash due to such employee for outstanding wages earned in 2013.  Such shares were valued at the last sale price of the Company’s common stock on the last trading day of the year.  Such shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act.

On March 14, 2014, the Company issued 82,418 shares of its common stock and warrants to purchase 13,740 shares of common stock with an exercise price of $.91 per share for advisory services provided to the Company.  Such shares and warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Act.

On March 14, 2014, the Company issued 1,234 shares of its common stock to a consultant of the Company as payment of consulting fees for services provided in February. In accordance with the consultant’s agreement with the Company, shares due in payment of such fees were valued at the last sale price of the Company’s common stock on the last trading day of the subject month.  Such shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act.

In March 2014, the Company issued an aggregate of 200,000 shares of common stock to two advisors of the Company pursuant to advisory agreements entered into with each advisor. Such shares are subject to forfeiture if the advisor terminates or materially breaches the agreement before the six-month anniversary thereof.  Such shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act.

In March 2014, the Company sold 917,583 and 1,098,901 shares of common stock in two concurrent private placement offerings.  The price of the common stock was $0.91 per share pursuant to subscription agreements entered into with each investor in the offering, for gross proceeds of $1,835,000.  For each share of common stock sold in the first offering of 917,583 shares of common stock, the investors receive one immediately exercisable five-year warrant to purchase one share of common stock at a price of $0.91 per share. The shares of common stock and warrants were sold under Section 4(2) of the Securities Act on a private placement basis to accredited investors.

In March 2014, the Company issued an aggregate of 23,272 shares of its common stock to its chief executive officer as payment for amounts of the officer’s base salary due and owing under his employment agreement for the months of January (11,563 shares at $1.60 per share) and February (11,709 shares at $1.58 per share).  The shares were valued at the last sale price of the Company’s common stock on the last trading day of the subject month.  Such shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Act.

On March 17, 2014 and March 20, 2014, the Company granted an aggregate of 425,000 shares and 40,000 shares of common stock, respectively, to its officers and directors under the Company’s 2012 plan.  Such shares are subject to a Restricted Stock Agreement between each grantee and the Company, pursuant to which such shares will vest twelve months from the date of issuance, provided the grantee is still an officer or director of the Company (as applicable).  Additionally on March 17 as part of the compensation package for a newly appointed director, the Company issued to an affiliate of such director warrants to purchase an aggregate of 183,454 shares of Common Stock, exercisable for a period of five years from the date of issuance at a price of $0.91 per share.  Such shares and warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Act.

Item 16.	Exhibits.

The exhibits filed herewith or incorporated by reference herein are listed in the Exhibit Index below.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to the date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jersey City, New Jersey on the 3rd day of June, 2014.

MOJO ORGANICS, INC.

By:	/s/ Glenn Simpson
Glenn Simpson
Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Glenn Simpson his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Glenn Simpson	Chief Executive Officer and Chairman (Principal Executive and Principal Financial Officer)	June 3, 2014
Glenn Simpson

/s/ Marianne Vignone	Controller (Principal Accounting Officer)	June 3, 2014
Marianne Vignone

/s/ Jeffrey Devlin	Director	June 3, 2014
Jeffrey Devlin

/s/ Richard Seet	Director	June 3, 2014
Richard Seet

/s/ Peter Spinner	Director	June 3, 2014
Peter Spinner

EXHIBIT INDEX

Exhibit No.	SEC Report Reference Number	Description

2.1	2.1	Agreement and Plan of Merger by and among Specialty Beverage and Supplement, Inc., SBSI Acquisition Corp. and MOJO Ventures, Inc. dated May 13, 2011 (1)

2.2	2.1	Split-Off Agreement, dated as of October 27, 2011, by and among MOJO Ventures, Inc., SBSI Acquisition Corp., MOJO Organics, Inc., and the Buyers party thereto (2)

3.1	3.1	Certificate of Incorporation of MOJO Shopping, Inc. (3)

3.2	3.1	Amendment to Certificate of Incorporation of MOJO Ventures, Inc. (4)

3.3	3.1	Certificate of Amendment to Certificate of Incorporation of MOJO Ventures, Inc. (5)

3.4	3.4	Articles of Merger (1)

3.5	3.1	Certificate of Amendment to Certificate of Incorporation of MOJO Organics, Inc. (9)

3.6	3.1	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (11)

3.7	3.1	Amended and Restated Bylaws of MOJO Ventures, Inc. (6)

3.8	3.8	Amendment No. 1 to Amended and Restated Bylaws of MOJO Organics, Inc. (13)

5.1	*	Opinion of Graubard Miller

10.1	10.1	Form of Second Amended and Restated Restricted Stock Agreement (14)

10.2	10.6	2012 Long-Term Incentive Equity Plan (13)

10.3	10.7	Form of Stock Option Agreement under the 2012 Long-Term Incentive Equity Plan (13) †

10.4	10.8	Form of Indemnification Agreement with officers and directors (13)

10.5	10.1	Form of Promissory Note issued to OmniView Capital LLC and Paul Sweeney (11)

10.6	10.2	Advisor Agreement with OmniView Capital LLC (11)

10.7	10.3	Amended and Restated Securities Purchase Agreement (11)

10.8	10.4	Registration Rights Agreement (11)

10.9	10.5	Commitment letter executed by each of Glenn Simpson, Jeffrey Devlin and Richard Seet (11)

10.10	10.6	Amendment to Richard X. Seet Restricted Stock Agreement (11)

10.11	10.7	Letter Agreement relating to nominee right of OmniView Capital LLC (11)

10.12	10.1	Juice License Agreement between Chiquita Brands L.L.C. and MOJO Organics, Inc. dated as of August 15, 2012 (12)

10.13	10.17	Form of Subscription Agreement for 2013 Offering (13)

Exhibit No.	SEC Report Reference Number	Description
10.14	10.18	Employment Agreement dated March 1, 2013 between MOJO Organics, Inc. and Glenn Simpson (13) †

10.15	10.15	Form of Advisor Agreement (14)

10.16	10.16	Form of Restricted Stock Agreement, dated December 4, 2014, between MOJO Organics, Inc. and each of Glenn Simpson, Richard Seet, Jeffrey Devlin and Nicholas Giannuzzi. (14) †

10.17	10.17	Form of Restricted Stock Agreement, dated March 2014, between MOJO Organics, Inc. and each of Glenn Simpson, Richard Seet, Jeffrey Devlin, Peter Spinner and Marianne Vignone. (14) †

10.18	10.18	Form of Subscription Agreement for March 2014 Stock (with Warrants) Offering (14)

10.19	10.18	Form of Warrant (14)

10.20	10.20	Form of Subscription Agreement for March 2014 Stock Offering (14)

23.1	*	Consent of Liggett, Vogt & Webb, P.A.

23.2	*	Consent of Graubard Miller (included in Exhibit 5.1 hereto)

24.1	*	Power of Attorney (included on the signature page hereto)

101.INS	*	XBRL Instance Document

101.SCH	*	XBRL Taxonomy Extension Schema

101.CAL	*	XBRL Taxonomy Extension Calculation Linkbase

101.DEF	*	XBRL Taxonomy Extension Definition Linkbase

101.LAB	*	XBRL Taxonomy Extension Label Linkbase

101.PRE	*	XBRL Taxonomy Extension Presentation Linkbase

*           Filed herewith
†           Management compensatory plan, contract or arrangement.

(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K as an exhibit, numbered as indicated above, filed with the Securities and Exchange Commission (the “SEC”) on May 18, 2011

(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K as an exhibit, numbered as indicated above, filed with the SEC on November 2, 2011

(3)	Incorporated by reference to the Registrant's Registration Statement on Form SB-2 as an exhibit, numbered as indicated above, filed with the SEC on December 19, 2007

(4)	Incorporated by reference to the Registrant’s Current Report on Form 8-K as an exhibit, numbered as indicated above, filed with the SEC on May 4, 2011

(5)	Incorporated by reference to the Registrant’s Current Report on Form 8-K as an exhibit, numbered as indicated above, filed with the SEC on January 4, 2012

(6)	Incorporated by reference to the Registrant’s Current Report on Form 8-K as an exhibit, numbered as indicated above, filed with the SEC on October 31, 2011

(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K as an exhibit, numbered as indicated above, filed with the SEC on August 12, 2011

(8)	Incorporated by reference to the Registrant’s Current Report on Form 8-K as an exhibit, numbered as indicated above, filed with the SEC on June 8, 2011

(9)	Incorporated by reference to the Registrant’s Current Report on Form 8-K as an exhibit, numbered as indicated above, filed with the SEC on April 2, 2013

(10)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q as an exhibit, numbered as indicated above, filed with the SEC on June 25, 2013

(11)	Incorporated by reference to the Registrant’s Current Report on Form 8-K as an exhibit, numbered as indicated above, filed with the SEC on February 1, 2013

(12)	Incorporated by reference to the Registrant’s Current Report on Form 8-K/A as an exhibit, numbered as indicated above, filed with the SEC on February 7, 2013

(13)	Incorporated by reference to the Registrant’s Current Report on Form 10-K as an exhibit, numbered as indicated above, filed with the SEC on September 24, 2013

(14)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K as an exhibit, numbered as indicated above, filed with the SEC on April 16, 2014